EXHIBIT 4.18

AGREEMENT FOR THE SALE AND PURCHASE

OF THE PAPER MERCHANTING DIVISION OF

BUHRMANN N.V.

DATED 8 September 2003

BUHRMANN N.V.

and

PAPERLINX LIMITED

CONTENTS

Clause

1.	Interpretation
2.	Sale And Purchase
3.	Conditions
4.	Completion
5.	Purchase Price
6.	Completion Balance Sheet
7.	Deferred Consideration
8.	Independent Accountants
9.	Loans And Guarantees
10.	Due Diligence investigation
11.	Warranties
12.	Warranties by Purchaser
13.	Specific Indemnities
14.	Pensions
15.	Taxation
16.	Protective Covenants
17.	Confidentiality
18.	Notices
19.	Further Assurances
20.	Transfer of rights and obligations
21.	Grossing-up of Indemnity Payments
22.	Payments
23.	Default Interest
24.	General
25.	No Rescission
26.	Whole Agreement
27.	Governing Law
28.	Arbitration
29.	Language

Schedules

1.	Indirect Sellers
2.	The Companies
3.	The Subsidiaries of the Companies
4.	Competition Authorities
5.	Approvals
6.	Pre-Completion Covenants
7.	Allocation of Purchase Price
8.	Guarantees and Indemnities
9.	Warranties
10.	Warranty Limits
11.	Pensions
12.	Completion
13.	Policies for preparation of the Completion Accounts
14.	Assets
15.	Excluded Assets
16.	Purchase price adjustment statement
17.	Properties

18.	Third Party Agreements
19.	Surplus Properties
20.	Form of deed of adherence
21.	Acquiring Entities
22.	Warranted Information
23.	Tax Covenant
24.	Protective Covenants
25.	Financial FaciliTies
26.	Insurance Claims
27.	Intellectual Property
28.	Retirement Benefit Arrangements
29.	Capital Recognised for article 3 of the Dutch Dividend Tax Act 1965
30.	Goodwill on Tax Balance Sheet
31.	Interpretation

Signatories

THIS AGREEMENT is made the 8 September, 2003

BETWEEN:

(1)           Buhrmann N.V. a public limited liability company incorporated under the laws of The Netherlands whose principal place of business is in Amsterdam, The Netherlands (the Seller); and

(2)           PaperlinX Limited a public limited liability company incorporated under the laws of Australia whose registered office is at 307 Ferntree Gully Road, Mt Waverley, Victoria 3149, Australia (the Purchaser).

WHEREAS:

(A)          The Seller is the direct or indirect owner of all the shares (other than as otherwise indicated in the schedule headed “The Companies”) in the issued share capital of the companies set out in the schedule headed “The Companies” (the Companies) and of the assets set out in the schedule headed “Assets” (the Assets).

(B)           The Seller wishes to sell and the Purchaser wishes to purchase all the issued share capital of the Companies and all the Assets free of any Encumbrance (as defined hereinafter), other than those Encumbrances set out in the schedule headed “Assets”, at Completion (as defined hereinafter) on the terms set out in this agreement.

(C)           The Indirect Sellers (as defined hereinafter) have acknowledged and agreed to the relevant terms of this agreement by executing the schedule headed “Indirect Sellers” (Execution Page).

IT IS AGREED as follows:

1.             INTERPRETATION

1.1           In addition to terms defined elsewhere in this agreement, the definitions and other provisions in the schedule headed “Interpretation” apply throughout this agreement unless the contrary intention appears.

1.2           In this agreement, unless the contrary intention appears, a reference to a clause, subclause or schedule is a reference to a clause, subclause or schedule of this agreement. The schedules form part of this agreement.

1.3           The headings in this agreement do not affect its interpretation.

2.             SALE AND PURCHASE

2.1           By this agreement the Seller sells (or will procure the sale by the Indirect Sellers) and the Purchaser or its nominee listed in the schedule headed “Acquiring Entities” or other Acceding Purchaser purchases the Shares and the Assets with full and good title free from any Encumbrance as at Completion.

2.2           On Completion the Shares and the Assets shall be transferred (geleverd) free from Encumbrances together with all rights attaching to them at Completion.

2.3           Those assets set out in the schedule headed “Excluded Assets” (the Excluded Assets) shall be excluded (together with any liabilities relating thereto) from the sale and purchase of the Shares and Assets pursuant to this agreement.

2.4           The price for the Shares and the Assets shall be determined in accordance with the clause headed “Purchase Price”.

2.5           The Seller hereby accepts full and unconditional responsibility that the Indirect Sellers will on Completion transfer to the Purchaser full ownership in the Shares and the Assets free from Encumbrances subject to and on the terms and conditions set out in this agreement. The Purchaser hereby accepts full and unconditional responsibility that the members of the Purchaser’s Group listed in the schedule headed “Acquiring Entities” or any other Acceding Purchaser will on Completion take transfer of the Shares and the Assets subject to and on the terms and conditions set out in this agreement.

2.6           The Seller shall procure that on or prior to Completion any and all rights of pre-emption, options or rights of first refusal over the Shares or the Assets are waived irrevocably by the persons entitled thereto.

3.             CONDITIONS

3.1           Completion is conditional on:

(a)           the approval by the general meeting of shareholders of the Seller of the transactions contemplated by this agreement;

(b)           any competition authority referred to in the schedule headed “Competition Authorities” (the Competition Authorities):

(i)            taking a decision that the sale of all or any of the Shares or the Assets to the Purchaser does not give rise to a concentration falling within the scope of the relevant competition laws; or

(ii)           taking a decision approving the sale of all or any of the Shares or the Assets to the Purchaser without imposing any conditions or obligations that are not on terms satisfactory to the Purchaser; or

(iii)          not taking a decision to oppose or approve the transaction within the time limits as set by the relevant competition laws; and

(c)           subject to clauses 4.2 and 4.4, the licences, authorisations, orders, grants, confirmations, permissions, registrations, consents and other approvals referred to in the schedule headed “Approvals” (each an Approval) having been obtained (either unconditionally or subject to the fulfilment of certain conditions and commitments which the relevant party (acting reasonably) considers acceptable) from the appropriate bodies and such Approvals remaining in full force and effect at Completion.

The conditions referred to under paragraphs (a), (b) and (c) above are collectively referred to as the Conditions. Conditions 3.1(a) and 3.1(b) are for the benefit of both parties and may not be waived without the consent of both the Seller and the Purchaser.  Condition 3.1(c) is for the benefit of the Purchaser and may not, subject to clause 4.2, be waived (in whole or in part) without the consent of the Purchaser.

3.2           With regard to Conditions 3.1(a) and 3.1(c), each party shall use its best efforts to procure that the Conditions are satisfied on or before the date falling two months after signing of this agreement.  Furthermore:

(a)           the Seller shall use all reasonable endeavours to obtain the approval of its ordinary shareholders as soon as reasonably practicable including, by convening a meeting of shareholders no later than six weeks after signing this agreement and the giving by the members of the Seller’s management and supervisory boards of positive recommendations to the shareholders to vote in favour of the resolution approving the transactions contemplated in this agreement, both at the time of convening the general meeting of the shareholders and at the meeting itself;

(b)           the Purchaser shall, with respect to the Condition contained in clause 3.1(b) make, or procure the making of, all filings which it is obliged to make as soon as reasonably practicable after execution of this agreement and shall use reasonable efforts and take all reasonable steps to obtain:

(i)            in respect of the EU the approval of the relevant Competition Authorities as soon as practicable within the first phase of the review by the Competition Authorities; and

(ii)           in respect of the Czech Republic and Slovakia the approval of the relevant Competition Authorities as soon as practicable and within two months of signing of this agreement; and

(c)           the parties shall use all reasonable endeavours to obtain the approvals referred to in the schedule headed “Approvals” as soon as is reasonably practicable and the parties hereby agree that all related enquiries and requests from any government, governmental, supranational or trade agency, court, regulatory body or party or parties to the relevant agreements shall be dealt with by the Seller and the Purchaser in consultation with each other and the Seller and the Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, court, body or party or parties to the relevant agreements upon being requested to do so by the other.

3.3           The Purchaser may voluntarily make one or more offers or commitments to the relevant Competition Authorities to remedy the concerns of such Competition Authorities, provided that such offers and commitments do not in any way affect the Seller’s Group or its business.

3.4           The Purchaser shall as soon as is reasonably practicable provide the Seller with copies of all material relevant correspondence, documents or other communications received from or sent to any Competition Authority relating to Condition 3.1(b). The Purchaser shall also as soon as is reasonably practicable inform the Seller of the content of any meeting or material conversation which takes place between any such Competition Authority and the Purchaser or any of its employees, directors, officers or advisers in relation to Condition 3.1(b) and shall, if requested by the Seller, provide a written summary thereof.

3.5           The Purchaser’s or any PMD Group Company’s compliance with any condition, obligation or other requirement imposed or contained in any decision by any relevant Competition Authority or the implementation of any offer made by the Purchaser to any relevant Competition Authority will not result in any change to the terms and conditions (including the Purchase Price) of this agreement.

3.6           The Seller shall provide the Purchaser with any assistance reasonably requested by the Purchaser in relation to its filings with the Competition Authorities, including providing copies of all relevant previous market analyses and any other relevant data which the Seller may have, together with copies of all relevant filings made by the Seller to such Competition Authorities, and shall make such submissions to the Competition Authorities in favour of the transactions contemplated by this agreement as reasonably requested by the Purchaser.

3.7           If any Condition contained in clause 3.1(b) or, if marked with a “à” in the schedule headed “Approvals”, clause 3.1(c), is not fulfilled or waived on or before the Long Stop Date, and provided that the Seller has not prevented, frustrated or interfered with the fulfilment of any Condition, the Seller may resolve to terminate this agreement. If the Condition contained in clause 3.1(a) is not fulfilled or waived within four weeks after the date referred to in clause 3.2(a) or if a Condition contained in clause 3.1(c) and marked with an “à” is not fulfilled or waived on or before the Long Stop Date, and provided that the Purchaser has not prevented, frustrated or interfered with the fulfilment of any Condition, the Purchaser may resolve to terminate this agreement. Upon termination of this agreement pursuant to this clause:

(a)           save as provided in clauses 3.7(b), 3.7(c) and 3.8 no party shall have any claim against any other party as a result of such termination;

(b)           except for this clause, clause 3.8, the clauses headed “Confidentiality, Notices”, “Assignments”, “Payments”, “General”, “No Rescission”, “Whole Agreement”, “Governing Law”, “Arbitration” and “Language”, together with the provisions of the clause and schedule headed “Interpretation”, all the other clauses of this agreement shall lapse (vervallen) and cease to have effect; and

(c)           the termination and the lapsing (vervallen) of these provisions shall not affect any rights or liabilities of any party in respect of any previous breach of this agreement.

3.8           Where this agreement is terminated pursuant to a failure of a Condition contained in clause 3.1(a) or a failure to obtain any of the Approvals marked with an “à”, the Seller shall reimburse the Purchaser’s Third Party Costs, provided that the Purchaser has complied with its obligations under clause 3.2. Where this agreement is terminated pursuant to a failure of a Condition contained in clause 3.1(b), the Purchaser shall reimburse the Seller’s Third Party Costs, provided that the Seller has complied with its obligations under clause 3.2.

4.             COMPLETION

4.1           Completion shall take place at the offices of the Purchaser’s Dutch Lawyers on the last Business Day of the month in which (subject to clause 4.2) all the Conditions (other than those which will be satisfied on Completion) are satisfied or, where permitted, waived (provided that if all the Conditions are fulfilled or, where permitted, waived less than ten Business Days prior to the last Business Day of such month, Completion shall be delayed until the last Business Day of the next month) or at such other place, time, or on such other date as the Seller and the Purchaser may agree in writing.

4.2           If the Conditions set out in clause 3.1(a) and 3.1(b) have been satisfied and the Seller is reasonably capable of providing each Approval marked “à” in the schedule headed “Approvals” on Completion, the Seller may, subject to the remainder of this clause 4.2 and clause 4.4, elect for the parties to proceed with Completion notwithstanding that the other Approvals may not have been obtained (without prejudice to each party’s obligations under clause 3.2(c) to use reasonable endeavours to obtain the other Approvals not yet obtained after Completion). Whilst any Approval marked with a “*” in the schedule headed “Approvals” remains outstanding, the Seller may only elect to proceed with Completion under this clause 4.2 on the earlier of the date being two months after both conditions 3.1(a) and 3.1(b) have been fulfilled and all Approvals marked with a “à” have been, or are reasonably capable of being, fulfilled, or 20 Business Days prior to the Long Stop Date.

4.3           On the Completion Date the Purchaser will pay a sum equivalent to the Estimated Purchase Price plus an amount equivalent to the net amount estimated to be owing to the Seller’s Group, if any, under clauses 9.1 and 9.2, as the case may be, into the Notary’s account in accordance with the clause headed “Payments”. The Notary will only pay the applicable proportion of such amount to the Seller (or, at the discretion of the Seller, the applicable Indirect Seller or any third party that the Seller may direct) in accordance with this agreement after execution of the applicable Local Transfer Documents.

4.4           At Completion each party shall do, or procure to be done, those things respectively listed in relation to it or its Group in the schedule headed “Completion” (save to the extent such things have been done prior to Completion). If and to the extent that (a) the Seller is unable to do or procure to be done those things marked “#” in the schedule headed “Completion” but nonetheless elects to proceed with Completion, or (b) the Seller has elected to proceed with Completion in accordance with clause 4.2, the parties will proceed to Completion and the Seller shall, until such time as any thing marked “#” in the schedule headed “Completion” is done or procured or any outstanding Approval is obtained, indemnify the Purchaser and keep the Purchaser fully indemnified against all Losses relating thereto or arising out of or in connection therewith respectively.

4.5           The parties agree that as soon as practicable following the obtaining of all Surplus Property Approvals in relation to a Surplus Property, the Seller shall procure that such Surplus Property is transferred to a member of the Seller’s Group by means of such Local Transfer Documents as may be required.  In the event that any Surplus Property has not been transferred out of the PMD Group by Completion then the Purchaser shall or shall procure that the relevant PMD Group Company shall transfer and the Seller shall procure that a member of the Seller’s Group accepts the transfer of such Surplus Property upon the earlier of:

(a)           the date on which the relevant Surplus Property Approvals have been obtained; and

(b)           the date three months from the date of this agreement (notwithstanding that such Surplus Property Approvals have not been obtained).

4.6           At Completion the Seller will provide the Purchaser with a bank guarantee in the amount of EUR25,000,000 (twenty five million Euro) in the Agreed Form (the Bank Guarantee). The Bank Guarantee shall be valid for 2 years from the Completion Date unless no later than 25 Business Days after the first anniversary of the Completion Date the Seller notifies the Purchaser, which notification shall include details of the underlying calculations, that the Leverage Ratio is less than 3.00.  Within 5 Business Days of such notification, the Purchaser may instruct Independent Accountants to review and confirm, within 5 Business Days of being instructed, the accuracy of the calculation of the Leverage Ratio. If the Purchaser does not require a review by the Independent Accountants, or, if such an instruction is given, the Independent Accountants confirm that the Leverage Ratio has been properly calculated, the Purchaser shall, within one Business Day of its notifying the Seller that no review by the Independent Accountants is required or, where the Independent Accountants have been instructed, of receipt of confirmation from the Independent Accountants of the calculation of the Leverage Ratio (failing which the Seller shall be entitled to) notify the bank issuing the Bank Guarantee that the Leverage Ratio is less than 3.00 in which case the Bank Guarantee shall terminate on the fifth Business Day after the bank receives such notification and the Purchaser shall return the Bank Guarantee to the bank issuing the Bank Guarantee. The Purchaser covenants and agrees that any claim under the Bank Guarantee will be in accordance with and limited to any rights of recovery under this agreement including, but not limited to, the rights and limitations specified in the clause headed “Grossing-Up of Indemnity Payments” and that the Purchaser will indemnify the Seller against any recovery in excess of such rights and limits

4.7           The Notary is a civil law notary with the Purchaser’s Dutch Lawyers. The Seller acknowledges that it is aware of the provisions of the Ordinance Interdisciplinary Cooperation (Verordening Interdisciplinaire Samenwerking) of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie). The Seller acknowledges and agrees that the Purchaser’s Dutch Lawyers may advise and act on behalf of the Purchaser with respect to this agreement, and any agreements and/or any disputes related to or resulting from this agreement.

4.8           Subject to clauses 4.2 and 4.4, neither of the parties shall be obliged to proceed with Completion unless all those things set out in the schedule headed “Completion” are done or become effective simultaneously or have been done prior to such Completion. This clause shall not, however, prejudice any rights or remedies available to any party in respect of any default on the part of any other party.

4.9           Prior to Completion (and whether or not the Conditions are satisfied) the provisions of the schedule headed “Pre-Completion Covenants” shall apply in respect of each PMD Group Company and/or the Assets.

4.10         The Evelyn Street Property will be sold at Completion with full title guarantee together with all buildings and structures thereon.

4.11         If in respect of any Property the Seller is required under any agreement, legislation, regulation or otherwise to notify any person of a change of control of the relevant PMD Group Company, the Seller shall, following Completion, make such notification in accordance with the relevant agreement, legislation, regulation or otherwise.

4.12         Subject to clause 4.13 below, prior to Completion the Seller shall use its best endeavours to transfer to the Purchaser or such PMD Group Company as the Purchaser directs the Relevant Employees employed by the Seller’s Group who work wholly or mainly for the Business. To the extent that any Relevant Employee employed by the Seller’s Group gives or is given notice of termination of employment prior to Completion, the Seller shall procure that such Relevant Employee shall continue to be employed by the Seller’s Group following Completion.

4.13         If at Completion George Dean has not executed a new employment services agreement or agreed other arrangements with the Purchaser the Seller will procure that he will continue to be employed by the Seller’s Group.

5.             PURCHASE PRICE

5.1           The price for the Shares and the Assets (the Purchase Price) will be the total of:

(a)           EUR706,000,000 (seven hundred and six million Euro) (the Base Amount);

(b)           plus a sum equal to the excess of the Net Asset Value as at Completion over EUR631,700,000 (six hundred and thirty one million, seven hundred thousand Euro) (provided that if the Net Asset Value at Completion is less than EUR631,700,000 (six hundred and thirty-one million, seven hundred thousand Euro), the difference will be deducted from the Base Amount);

(c)           less the aggregate of any outstanding Debt as at Completion (which aggregate for the purposes of this clause 5.1(c) comprises any outstanding Debt owed by the PMD Group Companies and any Debt owed by the Seller’s Group to the PMD Group);

(d)           less the aggregate NCLs as at Completion;

(e)           plus an amount equivalent to the Cash as at Completion;

(f)            plus the Deferred Consideration.

5.2           The estimated price for the Shares and the Assets (the Estimated Purchase Price) payable at Completion shall be calculated as follows:

(a)           the Base Amount;

(b)           less EUR30,600,000 or such other amount as the parties may agree (provided that the parties shall use their best endeavours to agree an amended amount to be added to or deducted from the Base Amount and which more closely correlates with the final amount under clause 5.1 (b) if Completion is delayed beyond the date anticipated by the parties);

(c)           less the estimated aggregate of any outstanding Debt as at Completion as agreed between the parties (which aggregate for the purposes of this clause 5.2(c) comprises any outstanding Debt owed by the PMD Group Companies and any Debt owed by the Seller’s Group to the PMD Group);

(d)           less the estimated NCLs as at Completion as agreed between the parties;

(e)           plus the estimated Cash as at Completion as agreed between the parties.

5.3           The Seller shall deliver to the Purchaser its estimate of the Debt, NCLs and Cash as at Completion, 5 Business Days prior to the intended date of Completion.

5.4           The Purchase Price (other than the Deferred Consideration) shall be determined following Completion in accordance with clause 5.1 on the basis of the Net Asset Value, Debt, NCLs and Cash as determined in the Completion Balance Sheet. The Purchase Price and the Estimated Purchase Price shall be allocated between the Seller and the Indirect Sellers in accordance with the schedule headed “Allocation of Purchase Price”.

5.5           If the Purchase Price (excluding for these purposes the Deferred Consideration) is greater than the Estimated Purchase Price, the Purchaser shall pay to the Seller (or, at the discretion of the Seller, the applicable Indirect Seller or any third party that the Seller may direct) in cash, a sum equal to that increase together with interest thereon calculated at a rate of 5 per cent. per annum from Completion until the date of actual payment. If the Purchase Price (excluding for these purposes the Deferred Consideration) is less than the Estimated Purchase Price, the

Seller shall pay to the Purchaser in cash, a sum equal to that reduction together with interest thereon calculated at a rate of 5 per cent. per annum from Completion until the date of actual payment. Any such payment shall be made within 5 Business Days following the day on which the Completion Balance Sheet is finally agreed or determined.

6.             COMPLETION ACCOUNTS

6.1           Preparation of Drafts

(a)           Within 20 Business Days following Completion, the Purchaser shall cause to be prepared and delivered to the Seller Standard Hyperion Reports of the PMD Group Companies using the Hyperion System of the Seller as it existed prior to Completion.

(b)           Within 40 Business Days following Completion, the Purchaser shall cause to be prepared and delivered to the Seller the draft Completion Accounts of the PMD Group Companies as at Completion (the Draft Completion Accounts). The Draft Completion Accounts shall be prepared in accordance with the schedule headed “Policies for Preparation of the Completion Accounts”.

6.2           Notification of Disputed Items

(a)           Within 20 Business Days following delivery of the Draft Completion Accounts to the Seller, in accordance with clause 6.1, the Seller shall notify the Purchaser of any item or items it wishes to dispute. Such notification shall include the reasons for such dispute and a list of proposed adjustments, all substantiated in sufficient detail so as to allow proper assessment thereof by the Purchaser.

(b)           If no such notice is received by the Purchaser or the Seller has notified the Purchaser that there are no items it wishes to dispute, the Draft Completion Accounts shall constitute the Completion Accounts for the purposes of this agreement and shall be binding on the parties. The Net Asset Value, Debt, NCLs and Cash as determined by reference to the Completion Balance Sheet shall be utilised to determine the Purchase Price (other than the Deferred Consideration).

(c)           Only discrepancies with an impact of EUR100,000 or more on individual line items identified in the schedule headed “Purchase Price Adjustment Statement” or individual line items in the Completion Balance Sheet may be disputed by the Seller.

6.3           Resolution of Disputed Items

(a)           If a notice complying with the provisions of the clause headed “Notification of Disputed Items” is received by the Purchaser, the parties shall use their best endeavours to agree in writing the item or items disputed by the Seller. If such item or items are not agreed in writing between the parties within 20 Business Days following the delivery of such notice the item or items in dispute shall be determined by the Independent Accountants in accordance with the clause headed “Independent Accountants”.

(b)           The Draft Completion Accounts adjusted to reflect the item or items as agreed between the parties in writing or as determined by the Independent Accountants shall constitute the Completion Accounts for the purposes of this agreement. The Net Asset Value, Debt, NCLs and Cash as determined by reference to the Completion Balance Sheet shall be utilised to determine the Purchase Price (other than the Deferred Consideration).

6.4           Provision of information

(a)           The Purchaser shall and shall procure that the PMD Group Companies and the Purchaser’s Accountants shall provide the Seller, the Seller’s Accountants and the Independent Accountants with all information, assistance and access to management of the PMD Group Companies, books and records of account, documents, files and papers and information stored electronically which they reasonably require including for the purpose of enabling the Seller’s Accountants to carry out the procedure described in the Seller’s Accountants Audit Letter within the periods referred to in clauses 6.1 and 6.2, in respect of the Seller and the Seller’s Accountants, for the purposes of this clause and, in respect of the Independent Accountants, for the purposes of this clause and the clause headed “Independent Accountants”.

(b)           The Purchaser will execute on request of the Seller’s Accountant letters granting access to the PMD Group Companies in the form set out in attachment B of the Seller’s Accountants Audit Letter.

(c)           The Seller shall and shall procure that the Seller’s Accountants shall provide the Purchaser and the Purchaser’s Accountants with all information, assistance and access to books and records of account, documents, files and papers and information stored electronically which they reasonable require, in respect of the Purchaser and the Purchaser’s Accountants, for the purpose of this clause and, in respect of the Independent Accountants, for the purposes of this clause and the clause headed “Independent Accountants”.

(d)           In addition, the Purchaser and the Seller shall respectively procure that the Purchaser’s Accountants and the Seller’s Accountants provide each other and, in respect of the Completion Accounts, the Independent Accountants with the opportunity to review all of their working papers in relation to the Completion Accounts.

7.             DEFERRED CONSIDERATION

7.1           Deferred Consideration Statement

If Completion occurs prior to the last day of the Deferred Consideration Period, the Purchaser shall procure that within 40 Business Days following the end of the Deferred Consideration Period, there shall be drawn up and delivered to the Seller a draft of the Deferred Consideration Statement (the Draft Deferred Consideration Statement) setting out the EBITA for the Deferred Consideration Period.

If Completion occurs on or after the last day of the Deferred Consideration Period, the Seller shall procure that within 40 Business Days following the end of the Deferred Consideration Period, there shall be drawn up and delivered to the Purchaser the Draft Deferred Consideration Statement setting out the EBITA for the Deferred Consideration Period.

The Draft Deferred Consideration Statement shall:

(a)           be prepared on a basis consistent with that adopted for the preparation of the Completion Accounts;

(b)           include such adjustments as are required to ensure that the financial impact of changes to the PMD Group on or after Completion outside the ordinary course of business (including, without limitation, changes in the capital structure of any PMD Group Company and acquisitions or disposals by a PMD Group Company of any company, partnership, business or other venture and any reorganisation or restructuring) are excluded or reversed from the Draft Deferred Consideration Statement;

(c)           exclude any management charge in excess of the average monthly management charge charged by the Seller to the PMD Group Companies in the period between the Latest Relevant Accounts Date and Completion insofar as it effects EBITA;

(d)           exclude exceptional items;

(e)           exclude Rhosili, the Evelyn Street Property, Berni and Expresso; and

(f)            exclude any financial impact related to the transfer of the Surplus Properties.

7.2           Notification of Disputed Items

(a)           Within 10 Business Days following delivery by (as the case may be) the Seller or the Purchaser (the Providing Party) of the Draft Deferred Consideration Statement to (as the case may be) the Seller or the Purchaser (the Receiving Party), the Receiving Party shall notify the Providing Party of any item or items it wishes to dispute. Such notification shall include the reasons for such dispute and a list of proposed adjustments, all substantiated in sufficient detail so as to allow proper assessment thereof by the Providing Party and the Providing Party’s accountants.

(b)           If no such notice is received by the Providing Party or the Receiving Party has notified the Providing Party that there are no items it wishes to dispute, the Draft Deferred Consideration Statement shall constitute the Deferred Consideration Statement for the purposes of this agreement and shall be binding on the parties. The EBITA as determined in the Deferred Consideration Statement shall be utilised to determine the Deferred Consideration.

(c)           Only discrepancies with a value of EUR100,000 or more in individual line items in the Draft Deferred Consideration Statement may be disputed by the Receiving Party.

7.3           Resolution of Disputed Items

(a)           If a notice complying with the provisions of the clause headed “Notification of Disputed Items” is received by the Providing Party, the parties shall use their best endeavours to agree in writing the item or items disputed by the Receiving Party. If such item or items are not agreed in writing between the parties within 20 Business Days following the delivery of such notice the item or items in dispute shall be determined by the Independent Accountants in accordance with the clause headed “Independent Accountants”.

(b)           The Draft Deferred Consideration Statement adjusted to reflect the item or items as agreed between the parties in writing or as determined by the Independent Accountants shall constitute the Deferred Consideration Statement for the purposes of this agreement and shall be binding on the parties. The EBITA as determined in the Deferred Consideration Statement shall be utilised to determine the Deferred Consideration.

7.4           Provision of Information

(a)           The Purchaser shall and, if applicable, shall procure that the PMD Group Companies and the Purchaser’s Accountants shall provide the Seller, the Seller’s Accountants and the Independent Accountants with all information, assistance and access to books and records of account, documents, files and papers and information stored electronically which they reasonably require, in respect of the Seller and the Seller’s Accountants, for the purposes of this clause and, in respect of the Independent Accountants, for the purposes of this clause and the clause headed “Independent Accountants”.

(b)           The Seller shall and, if applicable, shall procure that the Seller’s Accountants shall provide the Purchaser and the Purchaser’s Accountants with all information, assistance and access to books and records of account, documents, files and papers and information stored electronically which they reasonable require, in respect of the Purchaser and the Purchaser’s Accountants, for the purpose of this clause and, in respect of the Independent Accountants, for the purposes of this clause and the clause headed “Independent Accountants”.

(c)           The Purchaser and the Seller shall respectively procure that the Purchaser’s Accountants and the Seller’s Accountants provide each other and the Independent Accountants with the opportunity to review all of their working papers in relation to the Draft Deferred Consideration Statement.

7.5           Deferred Consideration

(a)           Subject to clause 7.5(b), the Deferred Consideration will be calculated in accordance with the following formula:

Deferred Consideration = 10 multiplied by (EBITA for the Deferred Consideration Period minus EUR63,000,000)

provided that if the EBITA for the Deferred Consideration Period is less than EUR63,000,000, the Deferred Consideration shall be zero.

(b)           The maximum Deferred Consideration payable under this agreement is EUR26,000,000.

(c)           The Purchaser shall pay the Deferred Consideration to the Seller on 1 July 2004.

7.6           Conduct of Business

(a)           If Completion occurs during the Deferred Consideration Period, the Purchaser covenants with the Seller that from the Completion Date to 31 December 2003:

(i)            it will not take any action intended to frustrate the payment of, or which is primarily or substantially intended to reduce the amount of, the Deferred Consideration;

(ii)           (with the intent of giving the Seller a fair opportunity of receiving Deferred Consideration) the policy of each of the PMD Group Companies and of the Purchaser in respect of the PMD Group shall be to promote their profitability in that period consistent with sound commercial and financial management and to promote the orderly and profitable development of their business and the generation of new business and the Purchaser will procure that each of the PMD Group Companies will not take any action to benefit the long term profitability of the PMD Group Companies primarily or substantially at the expense of reducing the Deferred Consideration;

(iii)          none of the PMD Group Companies will carry on any business other than that carried on by that PMD Group Company at Completion and each PMD Group Company shall carry on its business in the ordinary and proper course in the same way as it was carried on prior to Completion;

(iv)          none of the PMD Group Companies will make any substantial change to the nature or scope of its business as carried on by that PMD Group Company at Completion.

(b)           The Seller covenants with the Purchaser that, prior to Completion and in the Deferred Consideration Period:

(i)            it will not take any action which is primarily or substantially intended to increase the amount of the Deferred Consideration;

(ii)           the Seller will procure that each of the PMD Group Companies will not take any action primarily intended to benefit the short term profitability of the PMD Group Companies primarily or substantially for the purpose of increasing the Deferred Consideration;

(iii)          none of the PMD Group Companies will make any substantial change to the nature or scope of its business as carried on by that PMD Group Company as at the date of this agreement.

8.             INDEPENDENT ACCOUNTANTS

8.1           If and whenever any item in dispute relating to the draft Completion Accounts or the Draft Deferred Consideration Statement falls to be referred, in accordance with the relevant provision of this agreement, to Independent Accountants, it shall be referred to such firm of registered accountants (registeraccountants):

(a)           as the Seller and the Purchaser may agree in writing within 10 Business Days after expiry of the period allowed by the relevant provision of this agreement for the Seller and the Purchaser to reach agreement over the relevant item in dispute; or

(b)           failing such agreement, as shall be appointed for this purpose on the application of the Seller or the Purchaser (whichever applies first) by the President of the Dutch Institute for Registered Accountants (Nederlands Instituut voor Register Accountants (NIVRA)).

8.2           The Independent Accountants shall act for the purposes of determining the Completion Accounts and the Deferred Consideration Statement, on the following basis:

(a)           the Independent Accountants shall determine the dispute by means of a binding advice (bindend advies);

(b)           the items or items in dispute, which shall be limited to the items notified pursuant to clause 6.2 or 7.2 (Notification of Disputed Items) shall be notified to the Independent

Accountants in writing, with a copy to the other party, by the Seller and/or the Purchaser within 10 Business Days following the Independent Accountants’ appointment;

(c)           their terms of reference shall be to determine the item or items in dispute and therefore the calculation of the Net Asset Value, the Debt, the NCLs, the Cash, the EBITA and the amounts of any adjustment to be made as a result of such calculation and to render their decision within 25 Business Days of notice given under (b);

(d)           the Independent Accountants shall decide the procedure to be followed in the determination, but shall allow the parties to make written representations within a time period specified by the Independent Accountants. Written representations made by either party shall be sent to the other at the same time as the written representation is given to the Independent Accountants; and

(e)           the costs of the determination, including fees and expenses of the Independent Accountants shall be determined by the Independent Accountants and be borne as the Independent Accountants direct.

8.3           The determination of the Independent Accountants shall (i) be made in writing and made available for collection by the parties at the offices of the Independent Accountants at such time as they shall determine and (ii) unless otherwise agreed by the parties include reasons for each relevant determination.

8.4           The Independent Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the parties save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Independent Accountants for correction).

8.5           Subject to clause 6.4, nothing in the clauses “Completion Accounts”, “Deferred Consideration” or “Independent Accountants” shall entitle a party or the Independent Accountants access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument.

8.6           Each party and the Independent Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to clauses “Completion Accounts”, “Deferred Consideration” or “Independent Accountants” confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Completion Accounts, the Deferred Consideration Statement or the proceedings of the Independent Accountants or another matter arising out of this agreement or in defending any claim or argument or alleged claim or argument relating to this agreement or its subject matter.

8.7           Where the Independent Accountants are called upon to confirm the Leverage Ratio under clause 4.6, the provisions of clauses 8.1 (save that for the purposes of this clause 8.7, the Seller and Purchaser shall agree within 2 Business Days of the Purchaser’s request, the identity of the Independent Accountants, failing which clause 8.1(b) shall apply), 8.2(a), 8.3 (subject to the time limit set in clause 4.6), 8.4, 8.5 and 8.6 shall mutatis mutandis apply.

9.             LOANS AND GUARANTEES

9.1           On Completion the Seller shall (on behalf of the Seller’s Group) settle (by way of a payment to the Purchaser on behalf of each PMD Group Company) all Debt due from the Seller’s Group to each PMD Group Company in full (subject to any subsequent adjustments under clause 9.7).

9.2           On Completion the Purchaser shall settle all Debt due from each PMD Group Company to any member of the Seller’s Group in full (subject to any subsequent adjustments under clause 9.7) by way of a payment to the Seller (on behalf of the Seller’s Group).

9.3           The parties acknowledge that the Purchase Price has been agreed on the basis that following Completion no indebtedness of any kind (whether or not presently payable) is owed by any member of the Seller’s Group to any PMD Group Company or by any PMD Group Company to any member of the Seller’s Group other than:

(a)           any amounts which may be due or become due by way of trade credit in the ordinary course of trading as a result of goods or services supplied on normal arm’s length terms;

(b)           any amounts which may fall to be paid pursuant to any express provision of this agreement or any of the documents required to be executed or delivered pursuant to the provisions of this agreement; or

(c)           any amounts provided for in the Completion Accounts and due from any PMD Group Company under the Seller’s pension plan or life assurance scheme in respect of contributions due in the ordinary way by reason of the participation of the PMD Group Company in those schemes up to the Completion.

9.4           The Seller shall procure that on Completion the relevant PMD Group Company is released from the mortgage listed in Part 1 of the schedule headed “Guarantees and Indemnities” and use reasonable endeavours to procure that the guarantee to Mr van Herk listed in Part 3 of the schedule headed “Guarantees and Indemnities”. The Seller shall use reasonable endeavours to procure that as soon as practicable following Completion each PMD Group Company is released from all other Encumbrances affecting it and/or its Assets or Business in respect of any liability or obligation of any member of the Seller’s Group.

9.5           The Purchaser shall procure that on Completion each member of the Seller’s Group is released from the guarantees and indemnities listed in Part 2 of the schedule headed “Guarantees and Indemnities”. The Purchaser shall use reasonable endeavours to procure that as soon as practicable following Completion, each member of the Seller’s Group is released from all other Encumbrances affecting it and/or its Assets or Business in respect of obligations of any PMD Group Company.

9.6           To the extent that the Seller or the Purchaser is or will be unable to obtain any release required under either clause 9.4 or clause 9.5, the Seller or the Purchaser (as the case may be) shall use reasonable endeavours to procure that the underlying indebtedness is settled and shall fully indemnify the other party in respect of any such underlying indebtedness for the period commencing on the Completion Date. In respect of the guarantee to Mr Van Herk referred to in clause 9.4, the Purchaser shall (without derogation from any of its obligations under clause 13.2) (a) only claim under any indemnity given by the Seller after having first exhausted any claims it may have against Mr van Herk or Marflex B.V., and (b) where any indemnification claims is made, cede all rights of recourse against third parties to the Seller upon settlement of any indemnity claims. Seller shall also be entitled to use its best endeavours to procure an amendment to such guarantee and, following Completion, the Purchaser shall provide its reasonable co-operation in this regard.

9.7           If the net amount paid at Completion under clauses 9.1 and 9.2 (as required by clause 4.3) is different from the net amount which should have been paid as determined by reference to the Completion Balance Sheet, either the Purchaser shall pay to the Seller or the Seller shall pay to the Purchaser (as appropriate) in cash, the sum necessary to ensure that the correct net payment as required under clauses 9.1 and 9.2 is made. Such amount shall be increased by interest thereon calculated at a rate of 5 per cent. per annum from Completion until the date of actual payment.

10.          DUE DILIGENCE INVESTIGATION

10.1         The Purchaser acknowledges and agrees that:

(a)           it has performed, with the assistance of professional advisers, a due diligence investigation with respect to the Shares, the Assets, the PMD Group Companies and their businesses on the basis of the information provided by the Seller, the senior management of the PMD Group Companies, the PMD Group Companies and their advisers (the Due Diligence Investigation); and

(b)           the Purchaser has raised with the Seller issues which the Purchaser considered relevant on the basis of the information so provided in connection with the transactions contemplated hereby.

10.2         The Purchaser represents and warrants to the Seller that as at the date of this agreement the Purchaser is not actually aware of any matter (other than matters contained in the Disclosure Letter) which clearly constitutes or will at Completion clearly constitute a breach of any Warranty or which will after Completion clearly give rise to a breach of any Warranty.  With a view to identifying such matters, the Purchaser has prior to signing this agreement considered (to the extent that the Purchaser at the date of this agreement is able to appreciate the impact thereof on the Business or the PMD Group Companies) all matters arising out of the Due Diligence Investigation (including matters contained in the due diligence reports prepared for it by its professional advisers) or contained in the Disclosure Letter.  The fact that certain matters have been presented or referred to by the Seller in draft versions of the Disclosure Letter does not create awareness as referred to in this clause 10.2.

11.          WARRANTIES

11.1         Incorporation of Warranty Schedule

(a)           The Seller warrants and represents (garandeert) to the Purchaser that each and every statement set out in the schedule headed “Warranties” is true and accurate on the date hereof except to the extent properly and fairly disclosed in the Disclosure Letter.

(b)           The Seller acknowledges that the Purchaser has entered into this agreement in reliance upon, amongst other things, the Warranties and the Indemnities and on the undertakings contained in the clause headed “Protective Covenants”.

11.2         Updating to Completion

(a)           The Seller further warrants and undertakes to and with the Purchaser that:

(i)            subject to matters properly and fairly disclosed in the Disclosure Letter, unless expressly only given at a date other than Completion, the Warranties will be fulfilled down to, and will be true and accurate at Completion as if they had been given again at Completion; and

(ii)           subject to clause 11.2(b), if after the signing of this agreement and before Completion any event shall occur or matter shall arise which results or may result in any of the Warranties not being true or accurate at Completion, the Seller shall immediately after having acquired knowledge thereof notify the Purchaser in writing fully thereof and the Seller (at its own cost) shall make any investigation concerning the event or matter which the Purchaser may reasonably require.

(b)           The Seller is not required to notify the Purchaser pursuant to clause 11.2(a)(ii) of any event which results or may result in any of the Warranties not being true or accurate at Completion in respect of which damages to which the Purchaser would be entitled do not exceed EUR100,000.

11.3         Allocation of Risk

The Seller acknowledges that the Warranties are material and the accuracy of the Warranties is relevant to the Purchaser’s decision to enter into this agreement and pay the Purchase Price. The Warranties (subject to the Disclosure Letter and any limitations thereon under this agreement) and clause 10.2 allocate between the Seller and the Purchaser the risks and costs relating to facts or circumstances which may cause any of the Warranties to be untrue or inaccurate.

11.4         Limitation of Liability

(a)           The liability of the Seller in connection with a breach of Warranty shall be subject to the limitations contained in, and to the other provisions of, the schedule headed “Warranty Limits” and any Warranty Claim shall be subject to the provisions of that schedule.

(b)           None of the limitations contained in schedule headed “Warranty Limits” shall apply to any claim which arises or is increased, or to the extent to which it arises or is increased, as a consequence of, or which is delayed as a result of any wilful act or omission (opzet) or gross negligence (grove nalatigheid) of the Seller or any officer or employee of any member of the Seller’s Group.

11.5         Effect of Completion

The Warranties and all other provisions of this agreement insofar as the same shall not have been performed at Completion shall not be extinguished or affected by Completion, or by any other event or matter whatsoever (including, without limitation, any satisfaction and/or waiver of any Condition), except by a specific and duly authorised written waiver or release by the Purchaser.

11.6         Right of Termination

(a)           The Purchaser shall be entitled (in lieu of the right to claim under any Indemnity or make any Warranty Claim) by notice in writing to the Seller to terminate this agreement (other than the clauses specified in clause 3.7(b)), if between the date of this agreement and Completion:

(i)            it becomes apparent that prior to the date of this agreement Seller has failed to disclose any material breach of any Competition Rule; and

(ii)           the Seller was at the date of this agreement actually aware of such breach; and

(iii)          evidence (including any written declarations) in relation to such breach has been discovered or made available to the Competition Authority concerned which evidence prima facie alone or in conjunction with other evidence allows the Competition Authority to take a decision which frustrates fulfilment of Condition 3.1(b); and

(iv)          as a result of such breach of a Competition Rule, the Purchaser is unable to procure fulfilment of Condition 3.1(b) of this agreement.

For the purposes of this clause 11.6(a) Seller’s awareness shall be limited to the actual awareness of the members of the PMD Group head office management team based in Amsterdam, each managing director of those PMD Group Companies, and those employees of the Seller’s Group, listed in the schedule headed “Consulted Personnel” to the Disclosure Letter.

(b)           The Purchaser shall prior to giving a notice under clause 11.6 which terminates (or purports to terminate) this agreement consult with the Seller in good faith for a reasonable period in connection with the taking by the Seller of all such steps as may be possible (and which cannot be or have not been taken by the Purchaser) to procure the fulfilment of Condition 3.1(b) and for this purpose the Seller and the Purchaser shall provide each other with such information as reasonably requested; and

(c)           A notice under clause 11.6(a) must be accompanied by a written legal opinion by an independent Queens Counsel in the United Kingdom appointed by the Purchaser that due to the occurrence of the material breach referred to in clause 11.6(a)(i) and based on the evidence which has been discovered by or made available to the Competition Authority as contemplated under clause 11.6(a)(iii) there is a reasonable chance that the Competition Authority will take a decision which frustrates fulfilment of condition 3.1(b).

(d)           Any termination pursuant to such a notice shall become effective 10 Business Days after receipt of such notice by the Seller, unless prior to the end of such period, the Seller has notified the Purchaser in writing that it disputes the Purchaser’s right to terminate the agreement under this clause 11.6.  Should parties be unable to agree any dispute in this regard within 10 Business Days after the Seller’s notification of such dispute to Purchaser, the parties may refer the matter to arbitration under the provisions of the clause headed “Arbitration” of this agreement.

(e)           The Purchaser shall have no right to terminate this agreement by reason of, and this clause 11.6 shall not apply to, any investigations by Competition Authorities or other matters which have been disclosed to the Purchaser, which shall include those investigations and matters disclosed in the Data Room or in discussions between the parties.

A failure to exercise this right shall not constitute a waiver of any other rights of the Purchaser to claim under any Indemnity or make any Warranty Claim.

11.7         Waiver

The Seller undertakes to the Purchaser not to make or pursue any claim against any PMD Group Company or its respective officers, employees or agents in connection with assisting the Seller in giving the Warranties, preparing the Disclosure Letter and/or entering into this agreement and the documents entered into pursuant to this agreement except in the case of any criminal proceedings initiated by the Seller against the aforementioned.

11.8         Basis of Damages/Undertaking to Pay

(a)           The Seller agrees and undertakes with the Purchaser, in the case of a breach of any Warranty, to pay in cash to the Purchaser (or at the election of the Purchaser to any of the PMD Group Companies) a sum equal to the damages and losses suffered by the Purchaser and/or the PMD Group Companies attributable (toerekenbaar) to the Seller’s breach of Warranty. Such damages and losses shall be calculated as the amount necessary to put the PMD Group Companies and the Purchaser into the position which would have existed had the Warranty been true and accurate. In addition to such damages and losses, the Seller agrees and undertakes to pay all reasonable costs incurred by the Purchaser and/or the PMD Companies relating to the prevention or limitation of any loss or damage resulting from or arising as a result of the breach of the Warranty and in particular, but without limitation, shall include all reasonable legal and other similar costs incurred in instructing and retaining professional advisers. This clause does not limit the Purchaser’s rights in relation to any claim under this agreement which is not a breach of Warranty.

(b)           For the purpose of assessing the damages for any breach of Warranty, the Seller acknowledges that the Purchaser is entering into this agreement with the intention that each business comprised within the PMD Group Companies will be continued as a going concern.

11.9         Reduction of Purchase Price

Any payment made by the Seller in respect of a Warranty Claim shall be deemed to be a reduction of that part of the Purchase Price that the Seller or an Indirect Seller has received hereunder.

11.10       Information

Without prejudice to the validity of the Warranty Claim in question, the Purchaser shall allow, and shall procure that the relevant PMD Group Companies allow, the Seller to investigate the matter or circumstance alleged to give rise to a Warranty Claim and for such purpose the Purchaser shall give, and shall procure that the relevant PMD Group Companies give, subject to being paid all reasonable costs and expenses, all such information and assistance as the Seller may reasonably request, provided that (i) the Seller shall not be permitted access to any information or document which is protected by privilege or which has been prepared with a view to assessing the merits or quantum of any Warranty Claim, and (ii) the Seller agrees to keep all information confidential and only to use it for the purpose of the Warranty Claim in question.

12.          WARRANTIES BY PURCHASER

12.1         The Purchaser warrants and represents (garandeert) to the Seller for itself and for each Acquiring Entity or other Acceding Purchaser that as at the date of this agreement and at Completion each and every of the following statements is true and accurate:

(a)           the Purchaser and each Acquiring Entity or other Acceding Purchaser has the legal right and full power and authority to enter into and perform this agreement and all other documents entered into pursuant to this agreement.

(b)           the Purchaser and each Acquiring Entity or other Acceding Purchaser has or will at Completion have the legal right and full power and authority to enter into and perform any Local Transfer Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this agreement or any Local Transfer Document.

(c)           the Purchaser and each Acquiring Entity or other Acceding Purchaser has taken all corporate action required by it to authorise it to enter into and to perform this agreement.  The Purchaser or where appropriate an Acquiring Entity or other Acceding Purchaser, has (or will prior to Completion have) taken all corporate action required by it to authorise it to enter into and to perform any Local Transfer Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this agreement or any Local Transfer Document.

(d)           the execution and delivery of and the performance by the Purchaser or, where relevant, an Acquiring Entity or other Acceding Purchaser of its obligations under this agreement, any Local Transfer Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this agreement or any Local Transfer Document will not:

(i)            result in a breach of any provision of the constitutional documents of the Purchaser or, where relevant, an Acquiring Entity or other Acceding Purchaser; or

(ii)           result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the Purchaser or, where relevant, an Acquiring Entity or other Acceding Purchaser is a party or by which the Purchaser or, where relevant, an Acquiring Entity or other Acceding Purchaser.

13.          SPECIFIC INDEMNITIES

13.1         The Seller shall indemnify the Purchaser as trustee for itself and the PMD Group Companies (together, the Indemnified Parties), and keep the Indemnified Parties fully indemnified against, all Losses, relating to or arising out of or in connection with:

(a)           Reorganisation

(i)            implementing the Reorganisation (including in relation to any act, matter or thing done or omitted to be done in relation thereto);

(ii)           breach of applicable laws or regulations or the constitutional documents of any Reorganisation Company in relation to the Reorganisation;

(iii)          the failure of any PMD Group Company to have absolute legal and beneficial ownership, free from Encumbrances, of any of the shares and/or assets transferred (or purported to be transferred) to it as part of the Reorganisation and which are now the subject of this agreement;

(iv)          all assets and liabilities transferred or purported to be transferred out of any PMD Group Company as part of the Reorganisation;

(v)           breach of Warranties 1.1 (The Shares and PMD Group Companies), 1.2 (Subsidiaries, Associates and Branches) and 8.1 (Ownership and Sufficiency of Assets) arising in connection with the Reorganisation (and any disclosure against these Warranties in the Disclosure Letter shall be disregarded for these purposes);

(vi)          any attempted or actual challenge or reversal of any of the transactions undertaken or to be undertaken pursuant to the Reorganisation.

(b)           Employees

(i)            the transfer (or purported transfer) of employment, prior to the date of this agreement, of any employee not employed by a PMD Group Company whose employment was so transferred (or purportedly transferred) to a PMD Group Company and who did not prior to such transfer (or purported transfer) wholly or mainly provide his services to a PMD Group Company and/or the failure of the Seller, at or prior to Completion to transfer any employee not employed by a PMD Group Company but who otherwise wholly or mainly provides their services to a PMD Group Company;

(ii)           any claim or allegation by any person not employed by a PMD Group Company that his or her employment transferred to a PMD Group Company or to a member of the Purchaser’s Group by operation of law (including but not limited to, any claim for unfair dismissal, redundancy, continued employment, reinstatement or reengagement and any claim for a failure to inform and/or consult with such an employee);

(iii)          breach of any legally enforceable obligation of the Seller, or, to the extent that this should have been completed prior to Completion, breach of any legally enforceable obligation of a PMD Group Company, to inform or consult with any Relevant Employee, Consultant, works council, economic committee or other staff representative organisation, arising out of or in connection with the transaction contemplated by this agreement; and

(iv)          any claim or allegation arising out of (i) any breach of paid holidays regulations, (ii) any breach of regulations concerning collective redundancies and company restructuring including in the case of modification of the contracts of employment referred to in the minutes of the Works Council of Buhrmann France Image entitled “Proces Verbal de la Reunion du 24 Juin 2003” and “Additif au Proces Verbal de la Reunion du 24 Juin 2003” prepared at Croissy Beauborg on 30 June, 2003 and 28 July, 2003 respectively.

(c)           Competition

(i)            any breach of any Competition Rule (Breach) or any investigation, finding or action by any Competition Authority or a court, tribunal or arbitrator in relation to the conduct of the Business prior to Completion (Inquiry), subject to the Purchaser taking reasonable steps to mitigate the liability of the Business;

(ii)           for the purposes of clause 13.1(c)(i) and without prejudice to paragraph 2 of the schedule headed “Warranty Limits”, the Purchaser shall give the Seller written notice of any such Breach or Inquiry or Loss as soon as possible and the Seller will indemnify the Purchaser within 10 Business Days of any Loss being paid by any PMD Group Company; and

(iii)          in relation to discussions and negotiations with and investigations and proceedings by any Competition Authority and further in relation to any proceedings before any court, tribunal or arbitrator and any discussions or negotiations with any party in connection with any actual or anticipated litigation (the Procedure):

(A)          any Procedure relating to activities of the Business ongoing as at Completion shall be exclusively controlled by the Purchaser and shall be compromised, disposed of or settled by the Purchaser exclusively;

(B)           any Procedure relating to activities of the Business discontinued prior to Completion or disclosed in the Data Room shall be exclusively controlled by the Seller and shall be compromised, disposed of or settled by the Seller exclusively;

(C)           the party controlling any Procedure shall be entitled at its own expense and discretion to take such action as shall in it’s exclusive judgement be necessary to avoid, contest, dispute, deny, defend, resist, appeal, admit or compromise any Procedure, liability or alleged liability relating to the Business, provided that (i) the Seller will not be entitled to make any undertakings in relation to the future conduct of the Business without the Purchaser’s consent (such consent not to be unreasonably withheld or delayed) and (ii) the interests of the other party are taken into account and (iii) the other party is consulted prior to and informed as soon as reasonably practicable of all material steps to be taken by the party controlling proceedings in relation thereto and in relation to any appeals arising therefrom;

(D)          both parties will give and procure that any member of their respective Groups will give, all such reasonable information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, for the purpose of any Procedure or any appeal relating thereto as the other party or its professional advisers reasonably request; and

(E)           the indemnification given in clause 13.1(c)(i) shall be the exclusive remedy of the Purchaser and any PMD Group Company in respect of the Losses which result directly or indirectly from any Breach or Inquiry or related Procedure.

This clause 13.1 (c) shall apply notwithstanding the provisions of paragraph 5 of the schedule headed “Warranty Limits”.

(d)           Securitisation Release

(i)            implementing the Securitisation Release (including in relation to any act, matter or thing done or omitted to be done in relation thereto);

(ii)           the failure or partial failure of the Securitisation Release to fully and effectively discharge and release each PMD Group Company from all liabilities and obligations arising out of the Securitisation;

(iii)          the failure of any PMD Group Company to have absolute legal and beneficial ownership, free from Encumbrances, of any receivables which, as at the date of the Securitisation Release, are the subject of the Securitisation;

(iv)          breach of applicable laws or regulations or the constitutional documents of any PMD Group Company in relation to the Securitisation Release; and

(v)           any attempted or actual challenge or reversal of any of the transactions undertaken or to be undertaken pursuant to the Securitisation Release.

(e)           Property

(i)            the Surplus Properties;

(ii)           the dispute with Marie Černáková relating to the ownership of the following plots of land and buildings located in the registration area of Přízřenice in Brno:

(A)          plot no: 816/1;

(B)           plot no: 817;

(C)           plot no: 818;

(D)          plot no: 819/2;

(E)           plot no: 822;

(iii)          the fact that the main warehouse facility in Prague does not enjoy rights of access or rights to run service media across the lands of Čechofracht; and

(iv)          the fact that leasehold Properties in Settimo Torinese, Ancona and Pescara are used for business purposes without the necessary permission (Agibilita).

(f)            Litigation

the litigation or threatened litigation referred to in the following paragraphs of the Disclosure Letter:

(i)            Warranty 1.3.6;

(ii)           Warranty 10.1.3; and

(iii)          Warranty 10.3.

(g)           Dormant or Liquidated PMD Group Companies

all PMD Group Companies which are dormant (as defined in Section 249AA(4) of the Companies Act 1985 (UK) or any corresponding provisions under the legislation or laws of any jurisdiction) and the following PMD Group Companies that are in liquidation or receivership:

(i)            Proost & Brandt EA; and

(ii)           Broadworth Limited.

(h)           IT

(i)            any material business disruption or loss of data resulting from the failure of Deutsche Papier Vertriebs GmbH, Buhrmann France Image SAS and Kelly Paper Company’s Business IT due to there not being procedures adequate to the risks facing such companies for back up of data, disaster recovery and security;

(ii)           the inability of Polyedra SpA to adequately support and maintain SEAP because of the absence of technical documentation;

(iii)          the inability of Buhrmann France Image SAS and the other PMD Group Companies which currently use the GINE and Magsim applications because of the absence of documentation; and

(iv)          the reliability of the current automatic warehouse system used by Buhrmann France Image SAS because of mechanical or software problems.

(i)            Environment

any liability or obligation under or breach of Environmental Law as a result of the presence of, or consequences of the presence of, Hazardous Substances in soil, groundwater or surface water in, on or under the Proost en Brandt B.V. property in the Netherlands as referred to in the paragraph in the Disclosure Letter relating to Warranty 13.1.4 (the Dutch Property) prior to or at Completion including without limitation the off-site migration of such Hazardous Substances prior to or after Completion.

13.2         Limitations relating to Indemnities

(a)           The Seller shall not be liable under the clause headed “Specific Indemnities” or under any other indemnity provided under this agreement to the extent that:

(i)            specific adjustment, provision or reserve for such liability is made in the Completion Accounts;

(ii)           the Purchaser receives a payment from the Seller in respect of a Warranty Claim arising out of the same circumstances that give rise to a claim under this clause 13;

(iii)          it relates to a Loss under clause 13.1(h) which arose out of events which occurred more than 6 months after Completion or which could have been avoided through the compliance with the applicable or appropriate IT procedures; or

(iv)          any liability for Loss which if it were a liability under a Warranty Claim would not be recoverable under paragraphs 3 (other than 3(c)), 4, 6, 8 or 9 of the schedule headed “Warranty Limits”;

(v)           in relation to a Loss under clause 13.1(i) if it is caused or increased by:

(A)          any negligent act or omission of any of the Indemnified Parties;

(B)           any material change of use of the Dutch Property (or part thereof) after Completion to a materially different use, that is a use which is not the continued operation of the Dutch Property as it was operated prior to Completion;

(C)           any construction, development or demolition works at the Dutch Property other than any works undertaken for the continued operation of the Dutch Property as it was operated prior to Completion; or

(vi)          in relation to the Indemnity in clause 13.1(i), any Loss arising after the tenth anniversary of Completion.

(b)           The Seller shall have no liability for any Loss under the Indemnities in clauses 13.1(b)(iv), 13.1(e)(ii) and (iii), 13.1(f) and 13.1(h)(i), (ii) and (iii) to the extent that a claim is less than EUR150,000 (and claims relating to a series of connected matters shall be aggregated for this purpose).

13.3         Any payment made by the Seller in respect of an Indemnity shall be deemed to be a reduction of that part of the Purchase Price that the Seller or Indirect Seller has received hereunder.

14.          PENSIONS

Subject to Completion, the Seller and the Purchaser shall observe and perform those provisions of the schedule headed “Pensions” as are expressed to be observed and performed by each of them respectively.

15.          TAXATION

15.1         The provisions of the schedule headed “Tax Covenant” shall apply in respect of Taxation.

15.2         The Seller and, if Completion occurs prior to the filing of the Seller’s 2003 Tax Return, the Purchaser will procure that Buhrmann II B.V. (being the parent of the Seller’s Dutch tax group) and Motif Paper Company (Europe) B.V. execute a joint request to the Relevant Tax Authorities for the transfer of the tax loss carry forward attributable to Motif Paper Company (Europe) B.V. to Motif Paper Company (Europe) B.V. to be filed together with the Seller’s 2003 Tax Return. The amount of the tax loss carry forward to be transferred will be no less than EUR930,000 which will, provided that the Business is conducted in the ordinary course, result in a tax gain of not less than EUR300,000.

16.          PROTECTIVE COVENANTS

The provisions of the schedule headed “Protective Covenants” shall apply from Completion.

17.          CONFIDENTIALITY

17.1         The parties acknowledge that the Confidentiality Agreement shall cease to have force or effect from the date of this agreement.

17.2         Subject to clause 17.5, neither the Seller nor the Purchaser shall make (or permit any other member of the Seller’s Group or the Purchaser’s Group to make) any announcement concerning this sale and purchase or any ancillary matter before, on or after Completion.

17.3         The Purchaser shall and shall procure that:

(a)           each member of the Purchaser’s Group from time to time shall keep confidential all information provided to it by or on behalf of the Seller or otherwise obtained by or in connection with this agreement which relates to any member of the Seller’s Group or until Completion the PMD Group Companies; and

(b)           if after Completion any PMD Group Company holds confidential information relating to the Seller’s Group, it shall keep that information confidential and, to the extent reasonably practicable, shall return that information to the Seller or destroy it, in each case without retaining copies.

17.4         The Seller shall and shall procure that:

(a)           the Seller’s Group from time to time shall keep confidential all information provided to it by or on behalf of the Purchaser or otherwise obtained by or in connection with this agreement which relates to any member of the Purchaser’s Group; and

(b)           if after Completion the Seller holds confidential information relating to any PMD Group Company, it shall keep that information confidential and, to the extent reasonably practicable, shall return that information to the Purchaser or destroy it, in each case without retaining copies.

17.5         Nothing in this clause prevents any announcement being made or any confidential information being disclosed:

(a)           with the written approval of the other party, which in the case of any announcement shall not be unreasonably withheld or delayed;

(b)           to the extent required by law or any applicable regulation;

(c)           to the extent the disclosure or use is required for the purpose of any judicial proceedings arising out of this agreement or any other agreement entered into under or pursuant to this agreement or the disclosure is reasonably required to be made to a Tax Authority in connection with the Taxation affairs of the disclosing party, but a party required to disclose any confidential information (except in the case of disclosure to a Tax Authority) shall promptly notify the other party, where practicable and lawful to do so, before disclosure occurs.

17.6         Nothing in this clause prevents disclosure of confidential information by either party:

(a)           to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by any person;

(b)           to that party’s professional advisers, auditors or bankers, but before any disclosure to any such person the relevant party shall procure that he is made aware of the terms of this clause and shall use its best endeavours to procure that each such person adheres to those terms as if he were bound by the provisions of this clause; or

(c)           to the extent that the disclosure or use is required to vest the full benefit of this agreement in the Seller or the Purchaser, as the case may be.

18.          NOTICES

18.1         Any notice or other formal communication given under this agreement (which includes fax, but not email) must be in writing and may be delivered in person, or sent by post or fax to the party to be served at as follows:

(a)           to the Seller at:

Buhrmann N.V.

Hoogoorddreef 62

1101 BE Amsterdam ZO

The Netherlands

Fax: +31 20 651 1011

marked for the attention of: Floris Waller and Heidi van der Kooij

(b)           to the Purchaser at:

PaperlinX Limited

307 Ferntree Gully Road

Mt. Waverley

Victoria 3149

Australia

Fax: +613 8540 2255

marked for the attention of: Darryl Abotomey

with a copy to:

PaperlinX Investments (Europe) Limited
Units 1 & 2
Bricklayers Arms

Mandela Way

London
SE1 5SP

Fax: +44 20 7394 3131

marked for the attention of: Mark Smitheram

or at such other address or fax number as it may notify to the other party under this clause.  Any notice or other document sent by post shall be sent by recorded delivery post (aangetekende post met ontvangstbevestiging) (if the place of destination is the same as its country of origin) or by courier (if its destination is elsewhere).

18.2         Any notice or other communication shall be deemed to have been given:

(a)           if delivered in person, at the time of delivery; or

(b)           if sent by post, at 10.00 a.m. on the fifth Business Day after it was put into the post or at 10.00 a.m. (local time at the place of destination) on the third Business Day after it was put into the post by courier; or

(c)           if sent by fax, on the date and time received (local time at the place of destination) if that time falls between 9am and 5pm on a Business Day in the place of receipt and if not, the next Business Day.

18.3         In proving the giving of a notice or other communication it shall be sufficient to prove that delivery in person was made or that the envelope containing the communication was properly addressed and posted, either by recorded delivery post or by prepaid airmail, as the case may be), or that the fax was properly addressed and transmitted, as the case may be.

19.          FURTHER ASSURANCES

19.1         On or after Completion each party shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the other party may from time to time require in order give full effect to this agreement.

19.2         Both parties will use all reasonable endeavours to promote the benefits of the transactions contemplated in this agreement to all interested parties including employees, customers and suppliers.

19.3         The Purchaser will procure that within 90 days of Completion the PMD Group Companies cease all use of the Buhrmann name or logo and the Corporate Express name and any other intellectual property included in the schedule headed “Excluded Assets”, including without limitation the use of any letterheads or other stationary including such names, logo or other intellectual property. With regard to any vehicles, buildings or marketing brochures on which the Buhrmann name or logo or the Corporate Express name and any other intellectual property included in the schedule headed “Excluded Assets” is displayed, the Purchaser shall procure that such display shall be removed within 12 months of Completion. This clause shall not apply to any intellectual property registered in the name of a PMD Group Company or which forms part of the Assets (including without limitation the name Bührmann-Ubbens B.V.).

19.4         The Purchaser shall procure that each PMD Group Company whose registered name incorporates “Buhrmann” or “Corporate Express” takes all necessary steps to remove reference to “Buhrmann” or “Corporate Express” from its registered name (other than the name of Bührmann-Ubbens) as soon as possible following Completion and by no later than 90 days thereafter.

19.5         The Purchaser and the Seller shall use their best endeavours to develop:

(a)           a strategic relationship for the supply of 6000 tonnes of copy paper from the Purchaser’s Group to the Seller’s Group in Canada per annum in addition to any existing volumes as at the date of this agreement; and

(b)           a supply relationship for the supply of 5000 of tonnes copy paper from the Purchaser’s Group to the Seller’s Group in the United States per annum in addition to any existing volumes as at the date of this agreement.

19.6         Following the determination of any reviewed rent in respect of a Property after Completion, if the Completion Accounts have not already apportioned liability in accordance with the principles of this clause then the Seller and the Purchaser shall share liability for all costs and expenses (including any increases of rent) in connection with such review in proportion according to the relationship between the length of that part of the relevant review period falling before Completion and the length of that part falling after Completion (the former being borne by the Seller and the latter being borne by the Purchaser) and the Seller shall indemnify the Purchaser accordingly.

20.          TRANSFER OF RIGHTS AND OBLIGATIONS

20.1         If at any time after the date of this agreement but before Completion, a member of the Purchaser’s Group (each an Acceding Purchaser) agrees with the Purchaser that in place of the Purchaser, it will accept the transfer of some or all of the Shares and/or the Assets, the Purchaser will notify the Seller and upon such notice, the Seller and the Purchaser shall enter into, and the Purchaser shall procure that the member of the Purchaser’s Group enters into, a deed of adherence in the form as set out in the schedule headed “Form of Deed of Adherence”.

20.2         None of the rights or obligations under this agreement may be assigned or transferred (by way of succession or otherwise) to a third party by the Seller without the prior consent of the Purchaser, or by the Purchaser without the prior consent of the Seller.  In the event any third party stipulation (derdenbeding) contained in this agreement is accepted by any third party, such third party will not become a party to this agreement.

20.3         The Seller acknowledges that if the Purchaser transfers Shares or Assets to a third party purchaser after Completion pursuant to a condition or obligation stipulated by a Competition Authority to which notification has been made in compliance with clause 3.1(b), the Purchaser may be required to give representations, warranties and/or indemnities to the third party purchaser in relation to such Shares or Assets and the PMD Group Company so transferred. The Seller acknowledges that any such representations, warranties and/or indemnities will be provided by the Purchaser in reliance upon the Warranties and Indemnities. The Seller’s defences against any claim by the Purchaser arising pursuant to a claim against the Purchaser by a third party purchaser will not be diminished or increased by reason of such reliance or by reason of any difference between the Warranties and Indemnities and the representations, warranties and indemnities provided by the Purchaser to that third party or by any difference in the knowledge of the Purchaser and a third party purchaser.

21.          GROSSING-UP OF INDEMNITY PAYMENTS

21.1         Where any payment is made under this agreement pursuant to an Indemnity, compensation or reimbursement provision (including, for the avoidance of doubt, the Tax Covenant) and that sum is subject to a charge to Taxation in the hands of the recipient the sum payable shall be increased to such sum as will ensure that after payment of such Taxation (and after giving credit for any Taxation Benefit available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Taxation.

21.2         Where any sum (the Indemnity Sum) constituting an indemnity, compensation or reimbursement to any party to this agreement (the Party) is paid to a person other than the Party but is treated as taxable in the hands of the Party, the payer shall promptly pay to the

Party such sum as shall reimburse the Party for all Taxation suffered by it in respect of the payment (after giving credit for any Taxation Benefit available to the Party in respect of the matter giving rise to the payment).

22.          PAYMENTS

22.1         Unless otherwise expressly stated all payments to be made under this agreement shall be made in Euro to the Seller, the Purchaser or, where required to be transferred into the Notary’s third party account, as follows:

(a)	to the Seller at:
	bank:	Deutsche Bank Amsterdam
Herengracht 450-454, 1017CV
Amsterdam, The Netherlands
	account number:	26.54.43.016
	IBAN:	NL92DEUT0265443016
	BIC Code:	DEUTNL2A

or such other account as the Seller may specify; and

(b)	to the Purchaser:
	name:	Paper Australia P/L
	bank:	National Australia Bank Ltd.
271 Collins Street
Melbourne, Vic 3000
	sort code:	PAPAUEURO1
	IBAN:	NATAAU3303M

or such other account as the Purchaser may specify;

(c)           to the third party bank account of the Notary at Deutsche Bank Amsterdam (which the Purchaser shall procure that the Notary open) to be notified by the Purchaser’s Dutch Lawyers following the date of this agreement.

Payment of such sum shall be a good discharge to the payer of its obligation to make such payment.

22.2         If any party is required by law to make a deduction or withholding in respect of any sum payable under this agreement, such party shall, at the same time as the sum which is the subject of the deduction or withholding is payable, pay to the receiving party such additional amount as shall be required to ensure that the net amount received by the receiving party will equal the full amount which would have been received by the receiving party had no such deduction or withholding been required to be made.

23.          DEFAULT INTEREST

Save as otherwise provided in this agreement, if the Seller or the Purchaser default in the payment when due of any sum payable under this agreement (howsoever determined) the liability of the Seller or the Purchaser (as the case may be) shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment

(as well after as before judgment) at a rate of 5 per cent. per annum. Such interest shall accrue from day to day.

24.          GENERAL

24.1         The receipt of the Seller’s Lawyers or the Purchaser’s Lawyers of any sum or document to be paid or delivered to the Seller or the Purchaser respectively shall discharge the Purchaser’s or the Seller’s obligation to pay or deliver it to the Seller or the Purchaser.

24.2         Each of the obligations, Warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue to be in force after Completion.

24.3         Save as otherwise provided in this agreement, or as otherwise specifically agreed in writing by the parties after the date of this agreement, each party will pay the Third Party Costs incurred by it (and, in the case of the Purchaser, incurred by each member of the Purchaser’s Group and, in the case of the Seller, incurred by each member of the Seller’s Group including the PMD Group Companies), including without limitation, in respect of their obligations in satisfying the Conditions and the other requirements for transferring the Shares and the Assets which will include but not be limited to the payment of fees for the services of any brokers, finders, financial advisers, lawyers and accountants engaged by the parties. If the parties agree any change to the Agreed Capital Structure prior to Completion, the party proposing such change shall bear any increase in Third Party Costs unless otherwise agreed.

24.4         All stamp and transfer taxes and duties attributable to the transfer of the Shares and the Assets to the Purchaser on Completion will be paid by the Purchaser other than:

(a)           the increase in stamp or transfer tax or duty arising from or attributable to the transfer of the Evelyn Street Property over the stamp or transfer tax or duty which would be payable on the transfer of shares in Exploitatie Maatschappij Union B.V. (assuming that such company sole asset is the Evelyn Street Property);

(b)           any stamp or transfer tax or duty in Denmark, France or Germany arising from or attributable to the assumption, transfer or capitalisation of debt on Completion; and

(c)           any stamp duty or transfer tax or duty arising from or attributable to the Reorganisation.

24.5         The costs and expenses arising or attributable to the transfer prior to Completion of Assets to the Subsidiaries or to new companies, and the stamp or transfer tax or duty referred to in clause 24.4 (a) and (b), will be paid by and shall be for the account of the Seller.

24.6         This agreement may be executed in any number of counterparts.  This has the same effect as if the signatures on the counterparts were on a single copy of this agreement.

24.7         The rights of each party under this agreement:

(a)           may be exercised as often as necessary;

(b)           are cumulative and not exclusive of rights and remedies provided by law; and

(c)           may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

24.8         If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, this shall not affect or impair:

(a)           the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(b)           the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

25.          NO RESCISSION

The parties waive their rights, if any, to in whole or in part annul, rescind or dissolve (including any gehele dan wel partiële ontbinding en vernietiging) this agreement. In the event of a breach of this agreement, the only remedy shall be a claim for specific performance (nakoming) or damages.

26.          WHOLE AGREEMENT

26.1         This agreement contains the whole agreement between the parties relating to the transactions contemplated by this agreement and supersedes all previous agreements, whether oral or in writing, between the parties relating to these transactions.

26.2         The Purchaser hereby excludes or (if incapable of exclusion) irrevocably waives (afstand van recht) the right to invoke any additional protection which may exist under Article 7:17 of the Dutch Civil Code, and the Seller hereby accepts such waiver.

26.3         Each party acknowledges that in agreeing to enter into this agreement it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this agreement and any other agreement entered into on the date of this agreement between the parties) made by or on behalf of any other party before the signature of this agreement.  Each party waives all rights and remedies which, but for this subclause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

26.4         Nothing in the preceding subclause limits or excludes any liability for fraud.

26.5         This agreement may only be amended in writing and where such amendment is signed by all the parties.

27.          GOVERNING LAW

27.1         This agreement is governed by and shall be construed in accordance with the laws of The Netherlands.

27.2         Any power of attorney or other document executed in connection with this agreement or the transactions provided for in this agreement will be governed by and construed in accordance with the laws of The Netherlands.

28.          ARBITRATION

28.1         Save as otherwise set out in this agreement, any dispute arising out of or in connection with this agreement (including questions in respect of the authority of the arbitrators) will be finally settled by arbitration in accordance with the rules of The Netherlands Arbitration Institute (Nederlands Arbitrage Instituut).  The arbitral tribunal will be composed of three arbitrators appointed in accordance with those rules.  The place of the arbitration will be Amsterdam, The Netherlands. The language of the arbitration will be English.  The arbitrators will decide according to the rules of law. The arbitral tribunal shall not be entitled to publish any arbitrary judgment. This shall not preclude either party from seeking injunctive or other interim relief. The parties submit to the jurisdiction of the courts of Amsterdam, The Netherlands for such purposes.

28.2         This clause shall also apply to disputes arising in relation to agreements which are connected with this agreement, unless the relevant agreement expressly provides otherwise.

29.          LANGUAGE

The language of this agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications shall be in English unless otherwise agreed.

SIGNATORIES

This agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

SIGNED BY: /s/ F.F. Waller	)
For and on behalf of the Seller:	)
By: F.F. Waller	)
Title: CFO	)

SIGNED BY: /s/ D.G. Abotomey	)
For and on behalf of the Purchaser:	)
By: D.G. Abotomey	)
Title: CFO	)

SCHEDULE 9

WARRANTIES

1             Corporate Information

1.1         The Shares and PMD Group Companies

1.1.1      Each Indirect Seller, in respect of the Shares set out under its name in the schedule headed “Indirect Sellers”, is:

(i)           the sole legal and beneficial owner of the applicable Shares; and

(ii)          has the right to exercise all voting and other rights of ownership over the applicable Shares.

1.1.2      The Shares comprise the whole of the issued and allotted share capital of each Company (other than as set out in the schedule headed “The Companies”), have been properly and validly issued and allotted and are each fully paid.

1.1.3      The shareholders specified in the schedule headed “The Companies”:

(i)           are the sole legal and beneficial owners of the shares in the Subsidiaries; and

(ii)          have the right to exercise all voting and other rights of ownership over such shares.

1.1.4      The shares in the Subsidiaries comprise the whole of the issued and allotted share capital of the Subsidiaries, have been properly and validly issued and allotted and each are fully paid.

1.1.5      No person (other than the shareholders specified in the schedule headed “The Companies”) has the right (whether exercisable now or in the future and whether contingent or not or direct or indirect) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital of any Company or Subsidiary under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.1.6      At Completion there will be no Encumbrances affecting any of the Shares or the shares of any Subsidiary.

1.1.7      Save for those consents, approvals and authorisations set out in the clause headed “Conditions”, all necessary consents, approvals and authorisations for the transfer of the Shares have been obtained or will have been obtained by Completion.

1.1.8      The Shares and the shares in the Subsidiaries are not listed on any stock exchange or regulated market.

1.1.9      The particulars contained in the schedules headed “The Companies” and “The Subsidiaries of the Companies” are true and accurate.

1.2         Subsidiaries, Associates and Branches

1.2.1      No PMD Group Company:

(i)           is the holder or beneficial owner of, or has agreed to acquire, any share or loan capital of any other company other than the Subsidiaries; or

(ii)          has any branch, division or establishment outside the jurisdiction in which it is incorporated.

1.3         Corporate registers and minute books

1.3.1      The constitutional documents delivered to the Purchaser are true and accurate copies of the constitutional documents of each of the PMD Group Companies.  No PMD Group Company is currently in breach of its constitutional documents other than breaches which would have no significant effect on the PMD Group Company.

1.3.2      The registers, minute books, books of account and other records of whatsoever kind of each PMD Group Company which are required to be maintained under applicable law:

(i)           are up-to-date; and

(ii)          are maintained in accordance with applicable law on a proper and consistent basis,

other than where a failure to do so would have no significant effect on the PMD Group Company and no notice or allegation that any of such books and/or records are incorrect or should be rectified has been received.

1.3.3      All registers and books referred to in Warranty 1.3.2 and all documents of title which are the property of each PMD Group Company are in the possession or under the control of the relevant PMD Group Company.

1.3.4      All corporate filings, publications, registrations and other formalities required by applicable law to be delivered or made by each PMD Group Company in each relevant jurisdiction have been duly delivered or made on a timely basis other than where a failure to do so would have no significant effect on the PMD Group Company.

1.3.5      At all times when a PMD Group Company has been a subsidiary of the Seller or an Indirect Seller, all resolutions of each PMD Group Company were, when adopted, valid and binding resolutions other than where a failure to be so would have no significant effect on the PMD Group Company.

1.3.6      No PMD Group Company has given a power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or to do anything on its behalf, other than any authority to Relevant Employees to enable them to exercise their duties in the normal course.

2             Authority and Capacity

2.1         The Seller has the legal right and full power and authority to enter into and perform this agreement and all other documents entered into pursuant to this agreement.

2.2         The Seller and each member of the Seller’s Group has or will at Completion have the legal right and full power and authority to enter into and perform any Local Transfer Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this agreement or any Local Transfer Document.

2.3         The Seller or, where relevant, the appropriate member of the Seller’s Group, has taken all corporate action required by it to authorise it to enter into and to perform this agreement, The Seller, or where relevant, the appropriate member of the Seller’s Group, has (or will prior to Completion have) taken all corporate action required by it to authorise it to enter into and to perform any Local Transfer Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this agreement or any Local Transfer Document.

2.4         The execution and delivery of and the performance by the Seller or, where relevant, a member of the Seller’s Group of its obligations under this agreement, any Local Transfer Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this agreement or any Local Transfer Document will not:

2.4.1      result in a breach of any provision of the constitutional documents of the Seller or, where relevant, the member of the Seller’s Group or any of the PMD Group Companies; or

2.4.2      result in a breach or withdrawal of or is likely to result in a breach or withdrawal of, or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under, any agreement, licence or other instrument to which the PMD Group Company is a party; or

2.4.3      result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the Seller or, where relevant, a member of the Seller’s Group or any of the PMD Group Companies is a party or by which the Seller or, where relevant, any member of the Seller’s Group or any of the PMD Group Companies is bound; or

2.4.4      relieve any person from any material obligation to a PMD Group Company or provide grounds for the termination by any party of any agreement with a PMD Group Company.

3             Reorganisation

With the exception of the Reorganisation, no PMD Group Company or member of the Seller’s Group has been involved in any corporate or group restructuring, including by way of merger, sale of shares, demergers or hive-down of assets, during the last 6 years as a result of which any PMD Group Company will have any liability or obligation following Completion to any person other than another PMD Group Company except where any liability or obligation is provided for in the Completion Accounts.

4             Accuracy and Adequacy of Information Disclosed to the Purchaser

4.1         All information contained in the schedule headed “Warranted Information” was when and in the context in which it was given true and accurate in all material respects and save for those emails listed at numbers 10 (excluding the response provided to question 543, which is complete), 12, 13, 14, 16 (excluding the response provided to the question regarding accounts receivable, which is complete), 17 (excluding the response provided to the question regarding bad debts, which is complete) and 18, complete provided that insofar as the warranted information is a response to a question or forms part of any correspondence any related questions or correspondence shall be read together with the response for the purpose of this Warranty.

4.2         The Seller is not aware of any material fact, matter or circumstance not properly and fairly disclosed in writing to the Purchaser which renders the information contained in the schedule headed “Warranted Information” untrue or inaccurate in any material respect as at the date that it was given, or the disclosure of which might reasonably affect the willingness of a reasonably experienced purchaser operating in the same industry and assisted by professional advisers to purchase the Shares and the Assets or the price at or terms upon which the Purchaser would be willing to purchase them.

5             Accounts

5.1         Relevant Accounts

The Relevant Accounts for the twelve month period ended on the Relevant Accounts Date:

5.1.1      have been prepared:

(i)           in accordance with applicable law;

(ii)          in accordance with accounting principles, standards and practices generally accepted at the Relevant Accounts Date in the Netherlands;

(iii)         in accordance with the accounting principles set out in the Buhrmann Group Finance Manual; and

(iv)         on a basis consistent with that adopted for the previous twelve month period.

(Items (i) through (iv) are referred to collectively as the Accounting Method).

5.1.2      give a true and fair view in accordance with the Accounting Method of the assets, liabilities, the liquidity and solvency and state of affairs of each of the PMD Group Companies and of the PMD Group as a whole as at that date and of the profits or losses of the PMD Group as a whole for the period concerned and as at that date make:

(i)           full provision for actual liabilities;

(ii)          proper provision (or note in accordance with good accountancy practice) for contingent liabilities;

(iii)         provision reasonably regarded as adequate for bad and doubtful debts; and

(iv)         provision reasonably regarded as adequate for obsolete or slow moving stock.

5.2         Management Accounts

5.2.1      The Management Accounts have been prepared in accordance with the accounting policies used in preparing the Relevant Accounts applied on a consistent basis.

5.2.2      The Management Accounts are true and fair and do not materially misstate the aggregate assets and liabilities of the PMD Group Companies as at the Relevant Management Accounts Date nor the aggregate profits and losses of the PMD Group Companies for the period ended on such date.

5.3         Valuation of Stock and Work-in-progress

The stock and work-in-progress were included in the Relevant Accounts and Management Accounts at figures not exceeding the lower of cost and net realisable value or to the extent that this is not the case, the Relevant Accounts and/or Management Accounts include adequate provision for any losses which can reasonably be expected in respect of such stocks and work-in-progress at the time of their preparation.

5.4         Depreciation of Fixed Assets

In the Relevant Accounts and Management Accounts the depreciation methods and policies applied to the fixed assets of each PMD Group Company are in accordance with the Accounting Method and are consistent with the methods and policies applied in the previous 24 month period.

5.5         Exceptional Items etc.

The combined profits of the PMD Group Companies for each of the 3 years ended on the Latest Relevant Accounts Date as shown by the Relevant Accounts (and by the Management Accounts for the period between the Latest Relevant Accounts Date and the Relevant Management Accounts Date) and the trend of profits thereby shown (but only until the Relevant Management Accounts Date) are calculated in accordance with the Accounting Method and have not (except as fairly disclosed in such accounts) been affected (in an aggregate amount of more than EUR150,000) by changes or inconsistencies in accounting treatment, by any exceptional items of income or expenditure, by transactions of an abnormal or unusual nature or entered into otherwise than on normal commercial terms or by any other factors rendering such profits for all or any of such periods exceptionally high or low.

5.6         Taxation

5.6.1      All actual tax liabilities at the applicable dates have been included in the Relevant Accounts and the Management Accounts in accordance with the Accounting Method.

5.6.2      Except as disclosed by the Relevant Accounts and save in so far as full provision is made in them in a deferred taxation account for Taxation in respect of any balancing charges which would arise or accrue in respect of any such machinery and plant on disposal thereof at the value at which the machinery and plant is included in the Relevant Accounts, the machinery and plant is not included in the Relevant Accounts at such value that if it were obtained on the disposal or deemed disposal of the machinery and plant as a whole a balancing charge would arise or accrue.

5.6.3      Proper provision or reserve for deferred taxation in accordance with the Accounting Method has been made in the Relevant Accounts and Management Accounts.

5.7         Changes since Latest Relevant Accounts Date

Since the Latest Relevant Accounts Date (and, other than in respect of sub-clauses 5.7.1 and 5.7.3, until the date of this agreement) as regards each PMD Group Company and save to the extent properly and fairly disclosed in the Management Accounts or otherwise:

5.7.1      there has been no material adverse change in its financial or trading position or turnover, and no event, fact or matter has occurred which will give rise to any such change other than any event, fact or matter which has an impact on the paper merchanting industry in the territories in which the Business is currently conducted as a whole;

5.7.2      its business has been carried on in the ordinary course, without any interruption or alteration in its nature, scope or manner, and so as to maintain the same as a going concern;

5.7.3      its business has not been materially and adversely affected by the loss of any important customer or, other than a deliberate termination by the Seller or a PMD Group Company for a valid business reason, source of supply, or by any abnormal factor not affecting similar businesses to a like extent and there are no facts which are likely to give rise to any such effects. For these purposes, an important customer or source of supply means one which in either of the 2 financial periods immediately preceding the Latest Relevant Accounts Date accounted for 3 per cent. or more (in the case of a customer) of the aggregate amount of all sales made by that PMD Group Company during such periods or 10 per cent. (in the case of a source of supply) of the aggregate amount of all purchases made by that PMD Group Company during such periods;

5.7.4      there has been no material increase or decrease in the level of its stock other than increases or decreases consistent with the prior annual trading cycles of the PMD Group Companies or required in the ordinary course of business;

5.7.5      no share or loan capital or any other security giving rise to a right over the capital has been allotted or issued or agreed to be allotted or issued;

5.7.6      it has not redeemed or purchased or agreed to redeem or purchase any of its share capital;

5.7.7      it has not made or received any surrender relating to group relief or any surrender of a tax refund;

5.7.8      no insurance claims have been refused or settled below the amount claimed in a manner inconsistent with past practice; and

5.7.9      all creditors have been paid in a manner consistent with past practice.

5.8         Properties

All the freehold Properties are shown in the Relevant Accounts and Management Accounts at their original cost, or have been written down to a value, in either case which is an amount not exceeding an independent estimate of the open market value of the freehold Properties (on the basis of a willing seller/willing buyer) and assuming that the buyer would use the property for a similar use to its current business use as at the date of this agreement.

6             Financial Obligations

6.1         Financial Facilities

6.1.1      Details of all financial facilities which remain in place on Completion (including loans, debentures, overdrafts, obligations under finance leases, foreign exchange contracts, derivatives and hedging arrangements but excluding arrangements which are part of commercial agreements or arrangements and are not in the nature of financial indebtedness) outstanding or available to the PMD Group Companies listed in the schedule headed “Financial Facilities” (the Facilities) are given in such schedule and, so far as Seller is aware, there are no circumstances, other than the transaction contemplated by this agreement, whereby the continuation of any such Facilities might cease or be prejudiced, or which may give rise to any alteration in the terms and conditions of any of the Facilities.

6.1.2      There are, as at the date of this agreement, no liabilities of the PMD Group Companies other than:

(i)           liabilities disclosed or provided for in the Latest Relevant Accounts; or

(ii)          liabilities incurred in the ordinary course of business as a paper merchanting business since the Latest Relevant Accounts Date, none of which will result in a material adverse change in the financial or trading position or turnover of the PMD Group Companies.

6.2         Guarantees

Other than in the ordinary course of business and save as disclosed in the schedules headed “Assets” and “Guarantees and Indemnities” there is no outstanding guarantee, indemnity, surety or security given:

6.2.1      by any PMD Group Company; or

6.2.2      for the benefit of any PMD Group Company.

7             Insolvency

For the purposes of this Warranty 7, references to each PMD Group Company shall be deemed to include references to each Reorganisation Company.

7.1         No PMD Group Company is insolvent under the laws of its jurisdiction of incorporation (save for any PMD Group Companies which may be technically insolvent because their liabilities exceed their assets but are financially supported by the Seller’s Group) or unable to pay its debts as they fall due.

7.2         There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any PMD Group Company and no events have occurred which would justify such proceedings.

7.3         No steps have been taken to enforce any security over any assets of any PMD Group Company and, so far as the Seller is aware, no event has occurred to give the right to enforce such security.

7.4         There are no transactions capable of being set aside, stayed reversed, avoided or affected in whole or in part by any insolvency proceedings in relation to any PMD Group Company whether as transactions at an undervalue, in fraud of or against the interest of creditors or preferences or Paulian actions or similar concepts or legal principles.

8             Assets

8.1         Ownership and Sufficiency of Assets

8.1.1      All assets included in the Latest Relevant Accounts or acquired by any of the PMD Group Companies since the Latest Relevant Accounts Date, other than the Properties (to which Warranty 12 applies), the Business IPR (to which Warranty 14 applies) and any assets disposed of or realised in the ordinary and usual course of business:

(i)           are or will at Completion be legally and beneficially owned by the PMD Group Companies;

(ii)          are, where capable of possession, in the possession or under the control of the relevant PMD Group Company; and

(iii)         are free from Encumbrances other than those arising in the ordinary course of business.

8.1.2      Following Completion, the PMD Group Companies will own or licence or have other legal rights to all the property, rights and assets necessary (including the Properties, the Business IPR and Business IT, but other than the Excluded Assets) for the carrying on of the business of the Group in the manner in, and to the extent to, which it is presently conducted.

8.2         Plant and Machinery

8.2.1      The plant and machinery, vehicles and other equipment owned or used by the PMD Group Companies:

(i)           subject to normal wear and tear, are in standard repair and condition and reasonable working order taking into account ageing and write-off;

(ii)          have in the ordinary course of business been adequately maintained; and

(iii)         are not in a dangerous (with the exception of dangers inherent therein) or obsolete state or condition.

8.3         Stock

8.3.1      Save to the extent that any specific allowance or provision has been made in the Latest Relevant Accounts or the Management Accounts, the stock-in-trade held by each PMD Group Company is not excessive but is adequate in relation to the current trading requirements of that PMD Group Company, is in good, undamaged and merchantable condition, is not obsolete, slow-moving or inappropriate and is capable of being sold without incurring a loss in the ordinary and usual course of business in accordance with current practice.

8.3.2      The levels of stock-in-trade are not materially different from those which each PMD Group Company normally has at this stage in their trading year except where this is necessary to conduct the business in the ordinary course.

8.4         Debts

Save to the extent that specific provision has been made in the Relevant Accounts or Management Accounts:

8.4.1      no PMD Group Company has lent any money which has not been repaid, nor owns the benefit of any debts (whether or not due for payment), other than trading debts which have arisen in the ordinary course of business;

8.4.2      no PMD Group Company has made any loan or quasi-loan contrary to applicable legislation or its constitutional documents;

8.4.3      none of the debts receivable or due to any PMD Group Company which are included in the Relevant Accounts or which have subsequently arisen:

(i)           have been released on terms that the debtor has paid less than the full value of his debt other than in the ordinary course of business;

(ii)          have been deferred, subordinated or written off or has proved to be irrecoverable to any extent;

(iii)         are subject to any set-off (or other right of retention) or counter-claim other than against or in respect of any obligation included in the Relevant Accounts or the Management Accounts; or

(iv)         will at Completion be factored or assigned;

and such debts have in aggregate realised or will in aggregate realise within 12 months their full value as included in the Latest Relevant Accounts or in the books of the relevant PMD Group Company after taking into account the provision for bad and doubtful debts as provided for in accordance with the Accounting Method.

8.5         Diminution of Assets

There has been no impairment in the values of the underlying assets of Rhosili, Berni and Expresso and the Evelyn Road Property shown in the schedule headed “Purchase Price Adjustment Statement” as against the values set out against each of those Assets shown in such schedule other than depreciation.

8.6         Cash extraction

All cash held in bank accounts of the PMD Group Companies is capable of being paid by way of dividend or loan without any penalty being incurred, other than standard withholding or similar taxes (where applicable).

9             Contracts

9.1         General

As at the date of this agreement, no PMD Group Company is a party to or subject to any contract, transaction, arrangement, understanding, obligation or liability which:

9.1.1      is not in the ordinary and usual course of a paper merchanting business (or an office products business not significant in relation to the Business of the PMD Group Companies);

9.1.2      is not wholly on an arm’s length basis;

9.1.3      is of a long term nature that is unlikely to have been fully performed, in accordance with its terms, more than 12 months after the date on which it was entered into or undertaken other than employment agreements, car leases, property leases or other agreements related to facility or equipment;

9.1.4      restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit other than any restrictions contained in the standard terms and conditions of contractual counterparties; or

9.1.5      involves, or is likely to involve, the supply of goods and services, the aggregate sales value of which (exclusive of VAT) will be more than 5 per cent. of turnover of the PMD Group Company (exclusive of VAT) for the preceding financial year.

For the purposes of this schedule, “arm’s length” shall mean commercial terms and conditions which could reasonably be agreed between parties with no connection to one another other than a commercial relationship.

9.2         Substantial Dependence

In the 2 financial periods immediately preceding the Latest Relevant Accounts Date no person has:

(i)            purchased from any PMD Group Company more than 3 per cent. of the aggregate amount of all sales made by that PMD Group Company during such periods; or

(ii)           sold to any PMD Group Company more than 10 per cent. of the aggregate amount of all purchases made by that PMD Group Company during such periods.

9.3         Capital Commitments

As at the date of this agreement there are no material capital commitments entered into by any of the PMD Group Companies. For these purposes, a material capital commitment is one involving capital expenditure of over EUR500,000 exclusive of VAT.

9.4         Joint Ventures etc.

As at the date of this agreement, no PMD Group Company is or has agreed (or proposes) to become a member of any joint venture, consortium, partnership, other unincorporated association or a party to any arrangement or agreement in respect of any of which any profit sharing has been agreed or is proposed.

9.5         Agreements with Connected Persons

9.5.1      There are no existing contracts or arrangements between, on the one hand, any PMD Group Company and, on the other hand, the Seller, any member of the Seller’s Group or any director (or relative of a director) of the Seller or any member of the Seller’s Group other than normal trade contracts.

9.5.2      Other than pursuant to employment contracts, there is no indebtedness (actual or contingent) between, on the one hand, a PMD Group Company and, on the other hand, any current or former employee, director or Consultant of any such PMD Group Company or any relative of any of such persons.

9.6         Compliance with Agreements

9.6.1      All the material contracts to which any of the PMD Group Companies are a party are valid and binding obligations of the parties thereto and the relevant PMD Group Company and, so far as the Seller is aware, each other party to such contracts is in current material compliance with the terms of such contracts.

9.6.2      No notice of termination or of intention to terminate has been received in respect of any material contracts and, so far as the Seller is aware, there are no grounds for rescission, avoidance or repudiation (or comparable rights arising in any other jurisdiction) of any of such material contracts.

9.6.3      For the purposes of this Warranty, a contract is a material contract if it satisfies the criteria set out in Warranty 9.1.5 or is a material Business IT agreement.

10          Legal Compliance and Litigation

10.1       Licences and Consents

10.1.1    All licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities necessary or appropriate for carrying on the Business have been obtained, are in force, do not contain conditions which would hinder the ordinary course of business, and are being complied with in all material respects.

10.1.2    There is no investigation, enquiry or proceeding outstanding or, so far as the Seller is aware, anticipated which is likely to result in the suspension, cancellation, material modification or revocation of any of the licences or other matters referred to in Warranty 10.1.1.

10.1.3    None of the licences or other matters referred to in Warranty 10.1.1 have been breached (other than a breach which has subsequently been rectified) or, so far as the Seller is aware, are likely to be suspended, cancelled, refused, materially modified or revoked.

10.2       Compliance with Laws

10.2.1    Each PMD Group Company is validly existing and is a company duly incorporated under applicable law.

10.2.2    The business of each PMD Group Company is being carried on so that there are not any breaches of applicable laws and regulations in each country in which the business is or has been carried on other than breaches which would have no significant effect on the PMD Group Company.

10.2.3    No PMD Group Company has received any notice or other communication (official or otherwise) from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to an alleged actual or potential violation and/or failure to comply with any such applicable law, regulation, bye-law or constitutional document, or requiring it to take or omit any action.

10.2.4    None of the directors, officers, agents, employees or other persons acting on behalf of any PMD Group Company has been party to the use of any of the assets of the PMD Group Companies for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or to the making of any direct or indirect unlawful payment to government officials or employees from such assets; to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets; to the making of any false or fictitious entries in the books or records of any PMD Group Company or to the making of any unlawful or undisclosed payment.

10.3       Litigation

10.3.1    No PMD Group Company (or any person for whose acts or defaults a PMD Group Company may be vicariously liable) is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, mediation, investigation or arbitration (other than as claimant in the collection of debts arising in the ordinary course of its business) (together, Proceedings).

10.3.2    No Proceedings are pending or, so far as the Seller is aware, threatened by or against any PMD Group Company.

10.3.3    There are no disciplinary proceedings or, so far as the Seller is aware, investigations or other circumstances likely to lead to any Proceedings.

10.3.4    No execution or other enforcement process has been levied in respect of a PMD Group Company and there is no judgment or court order outstanding against a PMD Group Company.

11          Anti-Competitive Agreements and Practices

11.1       Anti-Competitive Acts

11.1.1    Save as disclosed in the Data Room no PMD Group Company or employee, director or officer of any PMD Group Company is a party to any agreement, arrangement or, so far as the Seller is aware, concerted practice or is carrying or has carried on any practice:

(i)           which in whole or in part may contravene or may be invalidated by any anti-trust, fair trading, dumping, state and consumer protection or similar legislation in any jurisdiction and in particular and without prejudice to the generality of the foregoing, which in whole or in part may contravene any Competition Rule;

(ii)          in respect of which any filing, registration, approval or notification may be required or may be advisable pursuant to the legislation referred to in Warranty 11.1.1 (i) (whether or not the same has in fact been made);

(iii)         which is subject to any application (either pending or granted, whether formally or informally) for negative clearance or exemption made to the Commission of European Communities or any competition authority under any applicable national competition law;

(iv)         which is void or unenforceable (whether in whole or in part) or may render any of the PMD Group Companies liable to proceedings under any such legislation as is referred to in Warranty 11.1.1(i) above.

11.1.2    Save as disclosed in the Data Room, no PMD Group Company, nor, so far as the Seller is aware, any employee, director or officer of any PMD Group Company, has received any formal or, so far as the Seller is aware, informal communication or notification that any proceedings under any applicable anti-trust, fair trading, consumer protection or similar legislation in any relevant jurisdiction have been initiated, nor are any such proceedings contemplated by any PMD Group Company, nor has any claim been made or, so far as the Seller is aware, threatened alleging any contravention of any such legislation.

11.1.3    No PMD Group Company has given any undertaking and no order has been made against or in relation to any such PMD Group Company pursuant to any anti-trust or similar legislation in any jurisdiction in which the PMD Group Company carries on business or has assets or sales.

12          Property

12.1       The Properties

12.1.1    As at the date of this agreement, the Properties comprise all of the premises and land owned, occupied or otherwise used in connection with the Business or in which the PMD Group Companies have an interest;

12.1.2    No PMD Group Company has any continuing liability in respect of any property other than the Properties;

12.1.3    True and accurate details of the Properties have been completed in the schedule headed “Properties”.

12.1.4    The Surplus Properties are not used in connection with the Business.

12.2       Title

In relation to each Property:

12.2.1    the PMD Group Company or the relevant member of the Seller’s Group named in the schedule headed “Properties” as owner of the Property is the legal owner of and beneficially entitled to the whole of the proceeds of sale of and has a good and marketable title to the whole of the Property;

12.2.2    with the exception of the Surplus Properties and the Third Party Agreements set out in the schedule headed “Third Party Agreements” the relevant PMD Group Company or the relevant member of the Seller’s Group is in physical possession and actual occupation of the Property.

12.2.3    the PMD Group Company or the relevant member of the Seller’s Group has in its possession, or unconditionally held to its order all the necessary documents to establish title to the Property;

12.2.4    there are no mortgages, charges (whether legal or equitable and whether fixed or floating) or debentures, rent charges, liabilities to maintain roadways, liens (whether for costs or to an unpaid seller or otherwise), annuities or other unusual outgoings, or trusts (or comparable instruments in other jurisdictions) (whether for securing money or otherwise), affecting the Property or the proceeds of sale thereof;

12.2.5    save as to any matter arising from applicable local legislation the Property is not subject to any adverse estate, right, interest, covenant, restriction, stipulation, easement, wayleave, licence or other right or informal arrangement in favour of any third party (whether in the nature of a public or private right or obligation) which would affect the conduct of business at the Property in the ordinary course nor is there any agreement to give or create any of the foregoing;

12.2.6    the Property is not subject to any option, right of pre-emption or sale contract nor is there any agreement to give or create any of the foregoing;

12.2.7    the Property enjoys access to and egress from roads over which there is a public right of way and the Property has all facilities, easements and rights necessary for the enjoyment and present use of the Property on terms which do not entitle any person to terminate or curtail the same;

12.2.8    there are no outstanding actions, disputes, claims or demands between the PMD Group Company or the relevant member of the Seller’s Group and any third party affecting the Property or any neighbouring property which would affect the conduct of business at the Property in the ordinary course or the title to or the value of the Property;

12.2.9    there has been no material breach of any covenants, obligations, title conditions, restrictions, stipulations, easements, servitudes or other matters relating to the Property;

12.2.10  there are no consents required by or restrictions contained in any title document or elsewhere which would affect the Property as a result of a change in control of the PMD Group Company;

12.2.11  where the Property is being transferred by way of asset sale, there are no consents required by or restrictions contained in any title document or otherwise which would affect the transfer of the Property.

12.3       Planning

In relation to each Property:

12.3.1    All planning authorisations:

(i)           have been obtained;

(ii)          are in force;

(iii)         have been and are being complied with; and

(iv)         are capable of being complied with in the future.

12.3.2    So far as the Seller is aware, no circumstances exist which could result in a planning authorisation either (i) being revoked, suspended, varied or limited or which may prejudice its renewal or (ii) requiring variation or amendment to enable the continued operation of the business of any PMD Group Company or the relevant member of the Seller’s Group.

12.4       State and Condition of the Properties

In relation to each of the Properties:

12.4.1    the buildings and other structures on the Property are not subject to any structural or material other defects which could adversely affect the present use and enjoyment of the Property;

12.4.2    the buildings and other structures on the Property are fit for the purposes for which they are presently used and all obligations relating to repair contained in any agreement relating to the Property have been complied with save for fair wear and tear.

12.5       Leasehold Properties

Where the interest of the PMD Group Company or the relevant member of the Seller’s Group in any Property is leasehold (including without limitation occupational leases) true and accurate details have been completed in the schedule headed “Properties” and other than as reflected in that schedule:

12.5.1    any consent necessary for the grant of the lease under which the PMD Group Company or the relevant member of the Seller’s Group holds its interest in the Property (the Lease) was duly obtained;

12.5.2    there is no material subsisting breach, nor any material non-observance of any covenant, condition or agreement contained in the Lease on the part of either the relevant landlord or the PMD Group Company or the relevant member of the Seller’s Group;

12.5.3    there are no restrictions in the Lease which prevent the Property being used now or in the future for the present use;

12.5.4    the Lease is not subject to any rights of early termination except for non-payment of rent or breach of covenant by the tenant;

12.5.5    no alterations have been made to the Property at the expense of the PMD Group Company or the relevant member of the Seller’s Group without all necessary consents and approvals;

12.5.6    the tenant can, subject to applicable local legislation, assign or underlet the whole of the Property subject only to obtaining the landlord’s consent (such consent not to be unreasonably withheld);

12.5.7    as at the date of this agreement all steps in rent reviews have been duly taken and no rent reviews are outstanding; and

12.5.8    the Lease does not contain any unusual or objectionable covenants or agreements (including without prejudice to the foregoing any rent review provisions which are not in accordance with standard market practice in the relevant jurisdiction) having regard to the use to which the Property is currently put.

12.6       Properties subject to Third Party Agreements

Where any Property is as at the date of this agreement subject to any lease or other occupational agreement (a Third Party Agreement) for the benefit of any person other than the PMD Group Company true and accurate details have been completed in the schedule headed “Third Party Agreements” and:

12.6.1    there is no material subsisting breach or material non-observance of any covenant, condition or agreement contained in any such Third Party Agreement;

12.6.2    there are no provisions in any such lease or licence that entitle the undertenant to compensation on leaving the Property at the end of the lease term;

12.6.3    all consents necessary for the creation of such Third Party Agreement were obtained;

12.6.4    the PMD Group Company or the relevant member of the Seller’s Group can terminate each such Third Party Agreement in cases of bankruptcy or the liquidation or winding-up of the undertenant as well as for any breach of the undertenant’s obligations;

12.6.5    as at the date of this agreement all steps in rent reviews have been duly taken and no rent reviews are outstanding; and

12.6.6    no such Third Party Agreement contains any unusual or objectionable covenants or agreements adverse to the interests of the PMD Group Company or the relevant member of the Seller’s Group.

12.7       Specific Property Warranties

12.7.1    No PMD Group Company holds in perpetual usufruct any real property in Poland.

12.7.2    In relation to any freehold Property located in Austria, the superstructure (superädifikat) on the Property is owned by the relevant PMD Group Company or the relevant member of the Seller’s Group (as the case may be).

13          Environment

13.1       Environmental, Health and Safety and Products Liability

13.1.1    Each PMD Group Company is conducting, and has conducted, its business in compliance with Environmental Law and any material permits or licences issued thereunder.

13.1.2    No PMD Group Company has received notice of any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit arising from or relating to Environmental Law or in respect of any pollution or harm to the Environment and no such actions, claims, investigations, proceedings or suits are pending or, so far as the Seller is aware, threatened.

13.1.3    There is no pollution or contamination of soil, surface water or groundwater at or emanating from any of the Properties for which any PMD Group Company could incur liability under Environmental Law.

13.1.4    There is no asbestos in the fabric of any building or other man-made structure at any Property in a condition that constitutes a breach of or liability under Environmental Laws or is such as to require remedial works or other action to bring into compliance with Environmental Laws.

14          Intellectual Property and Information Technology

14.1       All rights in and to Business IPR (other than any which forms part of the Excluded Assets) which have been, are, or are capable of, being used in or in relation to or which are necessary for the conduct and operation of the Business are:

14.1.1    legally and beneficially owned by a PMD Group Company or lawfully used with the consent of the owner under a licence;

14.1.2    valid, enforceable in the territories to which they relate and free from Encumbrances;

14.1.3    not being infringed or attacked or opposed by any person;

14.1.4    in the case of material rights in Registered Group IPR, listed and described in the schedule headed “Intellectual Property” and all renewal fees which are due and steps which are required for their maintenance, have been paid; and

14.1.5     no claims have been made, which if pursued, might be material to the truth and accuracy of any of the above.

14.2       So far as the Seller is aware, the processes employed and the products dealt in by the PMD Group Companies at the date of this agreement do not infringe any rights or interests of third parties in Intellectual Property and no claims of infringement of any such rights or interests have been made by any third party.

14.3       All material Business IPR Licences:

14.3.1    have been disclosed to the Purchaser, are in full force and effect and no notice has been given on either side to terminate them;

14.3.2    so far as the Seller is aware, have been fully complied with and no disputes have arisen or are foreseeable in respect of them.

14.4       Information Technology

14.4.1    The Business IT is owned by or licensed to the relevant PMD Group Company.

14.4.2    In all material respects, the Business IT is in good working order. The present capacity and performance of the Business IT is sufficient to satisfy the current and reasonably projected business requirements (including requirements as to data volumes) of the PMD Group Companies.

14.4.3    If the Business IT is operated in accordance with current projected requirements, it will not require investment in the 12 month period following the date of this agreement which would be materially disproportionate compared to the average investment in the 36 months prior to the date of this agreement.

14.4.4    There are, and in the past two years there have been, no performance reductions or breakdowns of, or logical or physical intrusions to, any Business IT or loss of data which have had (or are having) a material adverse effect on the business of any PMD Group Company and the Seller is not aware of any fact or matter which may give rise to such a material adverse effect.

14.4.5    Each PMD Group Company has in place procedures which are reasonably adequate:

(i)           to prevent unauthorised access to and the introduction of viruses and other contaminants into the Business IT;

(ii)          to take and store on-site and off-site back-up copies of the software and data in the Business IT; and

(iii)         given the risks facing such companies, to ensure that the business of the PMD Group Companies can continue without material disruption in the event of breakdown of performance reduction of the Business IT or loss of data, whether due to natural disaster, power failure or otherwise.

14.4.6    In the event that the persons providing maintenance or support services for the Business IT cease or are unable to do so, the PMD Group Companies have the necessary rights, expertise and information to continue to maintain and support or have a third party maintain and support the Business IT in a manner which allows the business to continue its ordinary course.

14.4.7    The Business IT of all PMD Group Companies incorporated in countries in which the Euro is the official currency or where it is planned to be adopted as such within the next 2 years is capable in all material respects of handling operations in the Euro and accurately converting data in connection with the introduction of the Euro and complying with the rules on conversion and rounding set out in EC Regulation number 1103/97 or any legislation adopting or incorporating that regulation.

15          Employees and Employee Benefits

15.1       Employees and Terms of Employment

15.1.1    The Management Accounts contain details, in relation to each PMD Group Company, of the approximate total number of Relevant Employees employed by each PMD Group Company as at the date of this agreement (including those who are on maternity or paternity or parental leave or absent on the grounds of disability or other long-term leave of absence, and have or may have a statutory or contractual right to return to work in the PMD Group Company).

15.1.2    As at the date of this agreement there are no Senior Employees or Consultants who are subject to terms and conditions of employment or engagement (as the case may be), including amendments yet to take effect, other than terms and conditions disclosed to the Purchaser.

15.1.3    As at the date of this agreement there are no Relevant Employees (other than Senior Employees) in Germany, the Netherlands, France and the UK who are subject to terms and conditions of employment that are materially different from the specimen terms and conditions for employees of the same grade or category which have been disclosed to the Purchaser.

15.1.4    As at the date of this agreement there are no Relevant Employees (other than Senior Employees or Relevant Employees in Germany, the Netherlands, France and the UK) whose terms and conditions of employment are not standard industry terms and conditions in the particular jurisdiction in which such an employee is employed and which are such as to have a material and adverse effect on a PMD Group Company (either in respect of a term or condition of an individual Relevant Employee, or with respect to the cumulative effect of a term or condition which is common to more than one Relevant Employee).

15.1.5    As at the date of this agreement there are no employees or contractors who wholly or mainly provide their services to a PMD Group Company who are not themselves employed or engaged by a PMD Group Company and who, if they were so employed or engaged, would be Senior Employees or Consultants (as the case may be).

15.1.6    No legally enforceable liability which remains undischarged (and which has a material and adverse effect on a PMD Group Company, either of itself or cumulative with any other such liability of the same nature arising out of the same facts and circumstances) has been or may be incurred by any PMD Group Company for any obligation owed to any Relevant Employee, Consultant, Works Council, Economic Committee or other staff representative organisation.

15.2       Termination of Employment

As at the date of this agreement and except as detailed in the Data Room in respect of reorganisation redundancies:

15.2.1    notice has not been given and since 31 March 2003 there have been no proposals to terminate the employment or consultancy (as relevant) of:

(i)           any Senior Employee;

(ii)          more than 20 Relevant Employees in any one location; or

(iii)         any Consultant.

15.3       Disputes

15.3.1    No PMD Group Company is, or has in the 2 years preceding the date of this agreement been involved in any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any trade union or other body representing employees or former employees of the Seller.

15.3.2    No PMD Group Company is as at the date of this agreement involved in any dispute or negotiation regarding a claim of material importance with any Relevant Employee or Consultant, or with any former employee or consultant who, if still employed, would be a Relevant Employee or Consultant.

16          Retirement Benefit Arrangements

16.1       Retirement Benefit Arrangements

There are no arrangements or promises other than the Retirement Benefit Arrangements listed in the schedule headed “Retirement Benefit Arrangements” under which the PMD Group Companies make or could become liable to make payments for providing retirement, ill-heath or injury, death or life assurance benefits which would result in an economic loss for the PMD Group Companies, except for arrangements under public law, statute or regulation to which any of the PMD Group Companies contribute in compliance with the applicable law or regulations (the State Schemes).

16.2       Disclosure

16.2.1    The Data Room, the files made available in the office of the Seller’s Human Resources Director providing employment contracts for a number of senior employees or provided to the Purchaser contains copies of all material agreements, deeds, declarations, insurance contracts, employee booklets and announcement and other relevant documents creating or otherwise relating to the Retirement Benefit Arrangements and necessary information to establish the entitlements to benefits.

16.2.2    The documents and data referred to in Warranty 16.2.1 are true and accurate in all material respects and contain material details of all benefits payable under the Retirement Benefit Arrangements and the circumstances in which such benefits are payable.  No power to increase those benefits or to provide different benefits has been exercised and there are no circumstances in which there is a practice of exercising such a power under the Retirement Benefit Arrangements to any material extent on the Retirement Benefit Arrangement.

16.2.3    There is attached to the Disclosure Letter as schedule 7 a true and complete copy of the most recent actuarial valuation in respect of each of the Retirement Benefit Arrangements where there is a legal requirement to have an actuarial valuation. Each actuarial valuation describes the financial position of the relevant Retirement Benefit Arrangements at its effective date. Since that date contributions have been paid at the rate recommended by the actuary where such a recommendation is required by law or by the governing documentation of the Retirement Benefit Arrangement. No assets have been withdrawn (except to pay benefits) from the effective date of the actuarial valuation.

16.3       Regulations

Since inception, the Retirement Benefit Arrangements have been operated in compliance with their terms and with all applicable laws, regulations and Government taxation or funding requirements other than those which would have no significant effect on the Retirement Benefit Arrangement and all regulatory approvals necessary or desirable for tax purposes have been obtained. In particular, but without limitation, the Seller is not aware of any failure to comply with any applicable law, regulation or requirement, or any other circumstance, which would or might result in the loss of tax approval or qualification of any of the Retirement Benefit Arrangements.

16.4       The Financial Status of the Retirement Benefit Arrangements

16.4.1    Each of the Retirement Benefit Arrangements (except the Robert Horne Group Pension Scheme (UK) and the Stichting Pensioenfonds Buhrmann (NL)) is fully funded or provided for in accordance with GAAP.

16.4.2    If the Retirement Benefit Arrangements (except the Robert Horne Group Pension Scheme (UK) and the Stichting Pensioenfonds Buhrmann (NL)) provide benefits calculated by reference to a formula under which the amount of benefit is linked to the years of service of the employee to retirement and to salary of the employee at or near to retirement or averaged over a period of his service (a Salary Related Scheme) the liabilities of such Salary Related Scheme for the purposes of Warranty 16.4.1 above are estimated by reference to the completed service of the employee at Completion and an estimate of the future salary (to the extent required by GAAP) of the employee at the date of his retirement based on assumptions consistent with GAAP.

16.4.3    Except as provided for in the Relevant Accounts of the relevant PMD Group Company or the Completion Accounts, no PMD Group Company has any outstanding liability (including, without limitation, liability for unpaid benefits, contributions or insurance premiums) with respect to any of the Retirement Benefit Arrangements or the State Schemes.

16.4.4    The Seller has provided to the Purchaser in the Data Room or otherwise the rate at which the contributions to the Retirement Benefit Arrangements are being paid, the basis on which they are calculated and whether they are paid in advance or in arrears. No PMD Group Company has announced proposals to cease making contributions to the Retirement Benefit Arrangements.

16.5       Termination Payments

The sale of the PMD Group contemplated by this agreement will not trigger any termination or severance payment obligations to any employee of the PMD Group Companies.

16.6       Disputes

As at the date of this agreement there are no material disputes about the benefits payable under the Retirement Benefit Arrangements and no material claim by or against the trustees or managers of the Retirement Benefit Arrangements or any of the PMD Group Companies has been made or threatened.

16.7       Contribution Holidays

Contributions or premiums payable to the Retirement Benefit Arrangements (except the Robert Horne Group Pension Scheme (UK) and the Stichting Pensioenfonds Buhrmann (NL)) have been and are being paid at or above the full amount required by local law and in accordance with the governing documentation of the relevant Retirement Benefit Arrangement and are not discounted, either fully or partially due to surplus in that or any other Retirement Benefit Arrangement or otherwise. These contributions or premiums are fully reflected in the Relevant Accounts

16.8       Risk Benefits

All risk benefits connected to death or disability payable by the PMD Group Companies and/or the Retirement Benefit Arrangements (except the Robert Horne Group Pension Scheme (UK) and the Stichting Pensioenfonds Buhrmann (NL))are insured in accordance with standard industry practice, if any, in the relevant jurisdiction and no premiums in respect of such insurance are outstanding.

17          Insurance

17.1       Existing Policies

17.1.1    All the tangible assets of each PMD Group Company which are capable of being insured (being the buildings, machines, inventory, hardware and stocks) are at the date of this agreement (and will immediately prior to Completion be) insured to their full replacement value (subject to reasonable industry standard deductibles) against perils that are normally insured against by companies in similar types of business such as fire, lightning, explosion, aircraft, burglary and water damage (with restricted cover for flood damages).

17.1.2    Each PMD Group Company is at the date of this agreement (and will immediately prior to Completion be) adequately covered against accident, physical loss or damage, third party liability claims (including product liability), environmental liability (to the extent that claims are the consequence of a sudden and accidental incident not being the consequence of a gradual process) and against business interruption losses that are directly and immediately resulting from insured property claims (subject to reasonable industry standard deductibles).

17.2       Further Details on Policies

In respect of the insurances referred to in Warranty 17.1 but only to the extent that such insurances are continued after Completion:

17.2.1    all premiums have been duly paid to date;

17.2.2    all the policies are in full force and effect and are in the name of the relevant PMD Group Company;

17.2.3    no act, omission, misrepresentation or non-disclosure by or on behalf of any PMD Group Company has occurred which makes any of these policies voidable;

17.2.4    no circumstances have arisen, so far as the Seller is aware, which would render any of the policies void or unenforceable for illegality or otherwise;

17.2.5    there has been no breach of the terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the policies or to terminate any policy;

17.2.6    there are no special or unusual limits, terms, exclusions or restrictions in any of the policies; and

17.2.7    the premiums payable are not in excess of the normal rates and, so far as the Seller is aware, no circumstances exist which are likely to give rise to any increase in premiums.

17.3       Insurance Claims

17.3.1    Details of all insurance claims made during the period of 3 years preceding the date of this agreement are contained in the schedule headed “Insurance Claims”.

17.3.2    Save as detailed in the schedule headed “Insurance Claims”, no material insurance claim is outstanding as at the date of this agreement and, so far as the Seller is aware, no circumstances exist which are likely to give rise to any insurance claim.

18          Taxation Matters

18.1       Returns, Information and Clearances

18.1.1    All returns, computations, notices and information which are or have been required to be made or given by each PMD Group Company for any Taxation purpose (i) have been made or given within the requisite periods and on a proper basis and are up-to-date and correct and (ii) none of them is, or so far as the Seller should reasonably be aware is likely to be, the subject of any material dispute with any Tax Authority.

18.1.2    Each PMD Group Company has paid or will provide for in the Completion Acounts all Taxation which it has become liable to pay and is under no liability to pay any penalty or interest in connection with any claim for Taxation.

18.1.3    Each PMD Group Company is in possession of sufficient information or has access to such information to enable it to compute its liability to Taxation insofar as it depends on any Transaction occurring on or before Completion.

18.2       Taxation Claims, Liabilities and Taxation Benefits

18.2.1    No Taxation Benefit has been claimed and/or given to any PMD Group Company which could be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring in the ordinary course of business.

18.2.2    No PMD Group Company has voluntarily taken any action which has had, or will have, the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has previously had with any Tax Authority.

18.2.3    Each PMD Group Company has made and submitted each claim, disclaimer, election, notice and consent assumed to have been made and submitted for the purposes of the Completion Acounts.

18.3       Compliance with Regulations

18.3.1    Each PMD Group Company has complied in all material respects with all relevant statutory requirements, orders, provisions, directions or conditions relating to Taxation, including (for the avoidance of doubt) the terms of any agreement reached with any appropriate Tax Authority.

18.3.2    No PMD Group Company has entered into any Transaction within the last 6 years which would require any clearance, consent, ruling, licence or election from any Tax Authority, except where such clearance, consent, licence or election has been validly obtained from the Tax Authority.

18.3.3    If exemption from any Taxation has been claimed by any PMD Group Company, such PMD Group Company has followed the correct procedure to obtain the exemption.

18.4       Special Regimes/Elections/Rulings

There are no agreements, arrangements or elections between any PMD Group Company and any Tax Authority permitting the non-compliance by the relevant PMD Group Company with its statutory obligations.

18.5       Tax Audits

No PMD Group Company has been the subject of any audit or investigation by any Tax Authority during the 6 years preceding Completion which has resulted in a material adjustment to Taxation payable by that PMD Group Company. So far as the Seller should reasonably be aware, no audit or investigation is planned in relation to any PMD Group Company which could result in a material adjustment to Taxation payable by that PMD Group Company.

18.6       Company Residence

18.6.1    Each PMD Group Company has been resident for tax purposes in its country of incorporation and has not been resident anywhere else at any time since its incorporation and will be so resident at Completion.

18.6.2    No Tax Authority (other than a Tax Authority in the country of incorporation of the PMD Group Company) has claimed that a PMD Group Company is resident for tax purposes or has a permanent establishment in its country.

18.7       Double Tax Treaties

Each PMD Group Company is a resident for the purposes of any double taxation agreement or convention entered into between the jurisdiction in which it is resident and any other relevant jurisdiction.

18.8       Transactions not at Arm’s Length

18.8.1    No PMD Group Company has entered into any Transaction otherwise than on an arm’s length basis.

18.8.2    Without prejudice to the generality of the preceding paragraphs, no PMD Group Company is or could be treated as thinly capitalised for any Tax purpose.

18.9       Deductible Payments

There are no circumstances which could cause any Tax Authority to deny relief for material payments of interest (or any other material tax deductible payment) paid by any PMD Group Company, and no such relief has been denied in fact.

18.10     Tax Avoidance

No PMD Group Company has been a party to or otherwise been involved in any transaction which may be disregarded or reconstructed or taxed in a way which is otherwise than as reported by the PMD Group Company in its financial statements by reason of a tax avoidance motive.

18.11     Intragroup Transactions

None of the PMD Group Companies has entered into any transaction with another company which at that time was a member of the same group either on a tax-neutral basis or otherwise prior to Completion which could result in material Taxation payable by the PMD Group Companies.

18.12     Transfer Taxes and Capital Duty

18.12.1  All documents to which any PMD Group Company is a party, or which form part of the title to any asset owned or possessed by any PMD Group Company, or which any PMD Group Company or the Purchaser may need to enforce or produce in evidence in any court of law, have been duly stamped and (where required by law) adjudicated and any applicable stamp duties or similar duties or charges in respect of such documents have been duly accounted for and paid.

18.12.2  All duties, fees and penalties payable in respect of the capital of each PMD Group Company (including any premium over nominal value at which any share was issued) have been duly accounted for and paid and there are no circumstances under which any relief obtained against payment of any such amount could be withdrawn.

18.13     VAT and Turnover Tax

Each PMD Group Company and any other company which has been treated as a PMD Group Company for the purposes of VAT and (where relevant) turnover taxes has complied fully with all statutory requirements, orders, provisions, directions or conditions relating to VAT or such turnover taxes, including (for avoidance of doubt) the terms of any agreement reached with any appropriate Tax Authority.

18.14     Taxation of Employees

18.14.1  Each PMD Group Company has complied with all requirements in relation to the Taxation of employees (including, without limitation, taxes on income and social security taxes) including by making such deductions as are required by law from all payments made or deemed to be made by it or on its behalf, and duly accounting to the appropriate Tax Authority for all sums deducted and for all other amounts for which it is required to account in respect of any Taxation relating to employees.

18.14.2  All payments to employees are made through the payroll.

18.14.3  All employee share options have been administered through the payroll and are recorded at such value as required by the relevant legislation.

18.15     UK

18.15.1  In respect of each PMD Group Company marked with an “*” listed in the schedule headed “The Subsidiaries of the Companies”:

(i)         each such PMD Group Company is dormant; and

(ii)        each such PMD Group Company has not received notice from the Inland Revenue regarding the returns and computations which have been required to be made and these returns and computations are not subject to any disputes which have not been resolved.

18.15.2  Save for borrowings to fund working capital, all debts owed by Group Companies resident in the UK for Tax purposes are owed to companies which are not and have not at any time been a member of a group of which the PMD Group Company has at any time been a member.

18.15.3  There has been no material change to the nature, scope or conduct of the business of each PMD Group Company resident in the UK for Tax purposes, since the date on which the PMD Group Company was acquired by the Seller’s Group.

18.16     The Netherlands

18.16.1  The Dutch fiscal unities in which a PMD Group Company is included have not and will not file for an extension of two years of the old fiscal unity regime.

18.16.2  Each PMD Group Company resident in the Netherlands for Tax purposes has paid the fixed expense allowances in accordance with social security regulations.

18.16.3  Each PMD Group Company resident in the Netherlands for Tax purposes has properly recorded in its VAT returns any VAT in relation to rebates.

18.16.4  None of the PMD Group Companies resident in the Netherlands for Tax purposes has acted during the last six years as contractor or subcontractor as defined in the Chain Liability Act (“Wet Ketenaansprakelijkheid”) of the Dutch Collection Act 1990 (“Invorderingswet”).

18.16.5  The capital recognised for Tax purposes within the meaning of article 3a of the Dutch Dividend Tax Act 1965 (“Wet op de dividend belasting 1965”) of each PMD Group Company resident in the Netherlands for Tax purposes is equal to the amounts stated in the schedule headed “Capital Recognised for article 3 of the Dutch Dividend Tax Act 1965”.

18.16.6  None of the PMD Group Companies resident in the Netherlands for Tax purposes has written off receivables on affiliated entities (within the meaning of article 10a, paragraph 4 of the Dutch Corporate Income Tax Act 1969) against taxable income.

18.16.7  None of the PMD Group Companies resident in the Netherlands for Tax purposes has a shareholding in another PMD Group Company to which the Dutch participation exemption applies and which runs foreign business operations which were formerly operated by affiliated entities within the meaning of article 10a, paragraph 4 of the Dutch Corporate Income Tax Act 1969.

18.16.8  Velpa Enveloppen BV, Bührmann-Ubbens B.V. and Proost en Brandt B.V. will have an amount of goodwill on their tax balance sheet on Completion as set out and allocated in schedule headed “Goodwill on Tax Balance Sheet” and, for Dutch corporate income tax purposes, such amount of goodwill (i) will be recorded in its entirety as a separate balance sheet item for each such company (ii) shall not be allocable to any of the separate assets held or owned by each such company. Notwithstanding any other provision of this agreement (including the Tax Covenant) the Purchaser shall have no claim under this Warranty 18.16.8 unless the Loss suffered is greater than EUR250,000 per Bührmann-Ubbens B.V. and Proost en Brandt B.V.

18.17     Italy

All outstanding liabilities to Taxation of each PMD Group Company resident in Italy for Tax purposes will be satisfied by amnesties from Tax.

18.18     France

There are no liabilities to Taxation arising from the failure of any PMD Group Company resident in France for Tax purposes to submit the relevant documentation in respect of the Tax exempt treatment of the merger of Pioger Distribution SA into Carper ADP on 31 July 1999.

18.19     Germany

The transactions below, whether individually or in any combination, will not give rise to any profit or gain which is either subject to Tax in the hands of a PMD Group Company resident in Germany for Tax purposes or which will reduce the Tax losses available to such PMD Group Company.

18.19.1  Buhrmann International B.V. contributes EUR27,000,000 to the share premium account (Kapital Rücklage) of Deutsche Papier Holding GmbH;

18.19.2  Deutsche Papier Holding GmbH converts EUR18,000,000 of its receivable on Deutsche Papier Vertriebs GmbH into share premium (Kapital Rücklage);

18.19.3  Deutsche Papier Holding GmbH contributes EUR7,000,000 to the share premium account (Kapital Rücklage) of Deutsche Papier Vertriebs GmbH;

18.19.4  Deutsche Papier Holding GmbH converts EUR1,000,000 of its receivable on Deutsche adp Wilhelm GmbH into share premium (Kapital Rücklage);

18.19.5  Deutsche Papier Holding GmbH converts EUR500,000 of its receivable Klinger GmbH Handel für Siebdruck und Werbetechnik into share premium (Kapital Rücklage);

18.19.6  Deutsche Papier Holding GmbH converts EUR500,000 of its receivables on Dirimex Handelsgesellschaft GmbH into share premium (Kapital Rücklage).

SCHEDULE 10

WARRANTY LIMITS

1.             Acknowledgement

The Purchaser acknowledges and agrees that:

(a)           the Warranties are the only representations, warranties or other assurances of any kind given by or on behalf of the Seller or any member of the Seller’s Group, and, also in view of article 7:17 Dutch Civil Code, collectively and exhaustively reflect all of the characteristics the Purchaser may reasonably expect the Shares, the Assets, the PMD Group Companies and the Business to have;

(b)           notwithstanding any other provision of this agreement, no other statement, promise or forecast (written or oral) made by or on behalf of the Seller or any member of the Seller’s Group may form the basis of, or be pleaded in connection with, any claim by the Purchaser under or in connection with this agreement, whether based on article 7:17 Dutch Civil Code or otherwise; and

(c)           the Seller does not, nor does any member of the Seller’s Group (or any of the Seller’s advisers), make any representation or warranty as to the accuracy of, without limitation, forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser or its advisers on or prior to the date of this agreement (whether this constitutes disclosed information or otherwise) or contained in the Disclosure Letter.

2.             Limits

The liability of the Seller in respect of any Warranty Claim shall be limited as follows:

(a)           the provisions of the schedule headed “Tax Covenant” shall apply to claims under the Tax Warranties as if such Warranty Claim was a claim under paragraph 2 of the Tax Covenant and the remainder of schedule 10 shall not apply to such claims or to claims under the Tax Covenant;

(b)           to the extent that the Purchaser receives a payment from the Seller in respect of a claim under an Indemnity arising out of the same circumstances that give rise to a Warranty Claim;

(c)           there shall be disregarded for all purposes any breach of Warranty in respect of which the amount of the damages to which the Purchaser would otherwise be entitled is:

(i)            in respect of a Warranty Claim in relation to each of the PMD Group Companies marked with a “#” in the schedule headed the “The Companies” and the “The Subsidiaries of the Companies”, less than EUR250,000 (and claims relating to a series of connected matters shall be aggregated for this purpose);

(ii)           in respect of a Warranty Claim in relation to other PMD Group Companies, less than EUR150,000 (and claims relating to a series of connected matters shall be aggregated for this purpose);

(iii)          in respect of a Warranty Claim in relation to the line items in the Relevant Accounts relating to “inventory after provisions”, “accounts receivable after provisions”, “accounts payable”, “tangible fixed assets” and “deferred tax”, irrespective of (i) and (ii) above, less than EUR500,000 (and claims relating to a series of connected matters shall be aggregated for this purpose), provided that this threshold of EUR500,000 shall also apply to Warranty Claims in relation to line items called “Deferred Tax” in underlying schedules which are included in the line items headed “Provisions” and “Financial Fixed Assets” in the Relevant Accounts (and claims relating to a series of connected matters shall be aggregated for this purpose).

(d)           the Purchaser shall not be entitled to recover any damages in respect of any one or more breach of Warranty unless the aggregate amount of damages in respect of such breach or breaches of Warranty exceeds EUR7,000,000 in which case the excess over EUR5,000,000 may be recovered;

(e)           the maximum aggregate liability of the Seller in respect of all and any breaches of Warranty shall not exceed EUR350,000,000; and

(f)            save in respect of any claim of which the Purchaser gives written notice to the Seller before the relevant dates in (i) and (ii) below , the Seller shall cease to have any liability under or in respect of the Warranties:

(i)            in relation to a claim under paragraph 13 (Environmental) of the schedule headed “Warranties” 30 Business Days after the fifth anniversary of the end of the accounting period of the PMD Group Company concerned in which Completion occurs; and

(ii)           in respect of any other Warranties on 31 July 2005;

except there shall be no time limit in relation to any claim under Warranties 1.1 (The Shares and PMD Group Companies), 1.2 (Subsidiaries, Associates and Branches), 2 (Authority and Capacity), 3 (Reorganisation) or 7 (Insolvency) of the schedule headed “Warranties”.

(g)           The liability of the Seller in respect of any Warranty Claim shall in any event terminate if proceedings in respect of it have not been commenced within 9 months of service of notice of that Warranty Claim unless the Seller shall have assumed conduct of a Third Party Claim (as defined below) in question in accordance with the provision of this schedule (in which case the liability of the Seller in respect of any Warranty Claim relating to the Third Party Claim conducted by the Seller shall only terminate if proceedings in respect of it have not been commenced within 9 months of the resolution of such Third Party Claim).

3.             Exclusions

The Seller shall not be liable in respect of a Warranty Claim if and to the extent that it relates to any liability or obligation on the part of a PMD Group Company:

(a)           for which a specific provision, accrual, reserve or allowance is made or falls to be made, or of which the payment or discharge is reflected, in the Completion Acounts to the extent of the provision;

(b)           subject to paragraph (c) below, which would not have arisen but for a change in legislation or regulations, or a change in the interpretation or implementation thereof by any Governmental Body or by reason of development in case law, made after Completion or any amendment to or the withdrawal after Completion of any practice previously published by or any extra-statutory concession previously made by a Tax Authority (whether or not the change purports to be effective retrospectively in whole or in part);

(c)           solely for the purposes of determining the scope of the Purchaser’s obligations in respect of Condition 3.1(b), which would not have arisen but for a change in legislation or regulations or a change in the interpretation or implementation thereof by any Governmental Body or by reason of development in case law, made after the date of this agreement;

(d)           which would not have arisen but for a change after Completion in the accounting bases on which any PMD Group Company values its assets or a change in the tax structure or corporate structure of the PMD Group Companies;

(e)           which arises as a result of any change after Completion of the date to which a PMD Group Company makes up its accounts or in the bases, methods or policies of accounting of the PMD Group Company;

(f)            occasioned by any act or omission of the Purchaser or any PMD Group Company after Completion otherwise than in the ordinary course of business;

(g)           which would not have arisen but for a cessation, or any change in the nature or conduct, of any trade carried on by any PMD Group Company at Completion, being a cessation or change occurring on or after Completion.

4.             Net Financial Benefit

The Seller shall not be liable in respect of any Losses suffered by the Purchaser or any of the PMD Group Companies to the extent of any corresponding savings realised or quantifiable net financial benefit received by the Purchaser or any PMD Group Company arising from such Losses or the facts giving rise to such Losses (for example, without limitation, where the amount (if any) by which any Taxation for which the Purchaser or any PMD Group Company would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability).

5.             Conduct of Third Party Claims

If the matter or circumstance that may give rise to a claim against the Seller under this agreement is a result of or in connection with a claim by or liability to a third party (a Third Party Claim) and does not arise out of the ordinary course of business of the PMD Group, then, without prejudice to the rights of the insurers of the Purchaser’s Group, the Seller may elect to assume the conduct of any appeal, dispute, compromise or defence of the Third Party Claim and of any incidental negotiations on the following terms:

(a)           the Seller shall indemnify the Purchaser or other member of the Purchaser’s Group concerned, against all Losses connected with the Seller’s conduct of such Third Party Claim;

(b)           the Purchaser shall, or the Purchaser shall procure that any other members of the Purchaser’s Group shall, take such action as the Seller may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim save that neither the Purchaser nor any other member of the Purchaser’s Group shall be required to take any action which the Purchaser or other member of the Purchaser’s Group concerned reasonably considers may be unduly onerous or materially prejudicial to it or to its business;

(c)           the Purchaser shall, or the Purchaser shall procure that any other members of the Purchaser’s Group shall not admit, compromise, dispose of or settle such Third Party Claim; and

(d)           on request by the Seller, the Purchaser shall, and the Purchaser shall procure that any other members of the Purchaser’s Group shall, take all reasonable steps to procure that the Seller is provided on reasonable notice with all material correspondence and documentation and other information relating to the Third Party Claim as the Seller may reasonably request subject to the Seller agreeing in such form as the Purchaser may reasonably require to keep all such correspondence and information confidential and to use it only for the purpose of dealing with the relevant Third Party Claim;

In all other cases or where the Seller does not elect to assume the conduct of the Third Party Claim, the Purchaser shall procure that the relevant PMD Group Company consult with the Seller in relation to the conduct of any appeal, dispute, compromise or defence of the Third Party Claim and the Purchaser shall, and shall procure that the relevant PMD Group Company shall, keep the Seller informed of the progress of the Third Party Claim. The Purchaser shall, and shall procure that the relevant PMD Group Company shall, before making any admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication first take into account the reasonable interests of the Seller (to the extent this does not unreasonably prejudice the interests of the PMD Group Company).

Nothing in this paragraph 5 shall affect the conduct of claims under clause 13.1(c) or under the schedule headed “Tax Covenant”.

6.             Mitigation

Nothing in this agreement shall be deemed to relieve the Purchaser or the Seller from any duty under applicable law to mitigate any loss or damage incurred by it as a result of any breach of Warranty.

Nothing in this paragraph 6 shall oblige the Purchaser to take any action which may be unduly onerous or materially prejudicial to it or its business (including the Business).

7.             Recovery from third parties

If:

(a)           the Seller makes a payment in respect of a Warranty Claim (the Damages Payment); and

(b)           any PMD Group Company or the Purchaser receives any sum (or makes any savings or receives any quantifiable financial benefit) which would not have been received but for the circumstances which gave rise to that Warranty Claim (the Third Party Sum); and

(c)           the receipt of that sum was not taken into account in calculating the Damages Payment; and

(d)           the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Purchaser in full for the loss or liability which gave rise to the Warranty Claim in question, such excess being the Excess Recovery;

then the Purchaser shall, promptly on receipt of the Third Party Sum by it or the relevant PMD Group Company, repay to the Seller an amount equal to the lower of (i) the Excess Recovery and (ii) the Damages Payment, after deducting (in either case) all costs incurred by the Purchaser or the relevant PMD Group Company in recovering that sum and any taxation payable by the Purchaser or any PMD Group Company by virtue of its receipt.

If, before the Seller pays any amount in respect of any claim under this agreement, the Purchaser or any PMD Group Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or the PMD Group Company (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Purchaser shall procure that all reasonable steps are taken to enforce recovery against the third party and any actual recovery shall reduce or satisfy, as the case may be, after deducting all costs incurred by the Purchaser or the relevant PMD Group Company in receiving that sum and any Taxation payable by the Purchaser or any PMD Company, such claim to the extent of such recovery. The Seller shall be subrogated to all rights that the Purchaser has or would otherwise have in respect of the claim against the third party.

8.             Insurance

Without prejudice to the Purchaser’s duty to mitigate any loss in respect of any breach of Warranty, if in respect of any matter which would otherwise give rise to a breach of Warranty one of the PMD Group Companies is entitled to claim under any policy of insurance (or would have been so entitled had it maintained its insurance cover at the levels current at Completion), the amount of insurance monies which that PMD Group Company recovers (or would have been entitled to recover had it maintained its insurance cover at the levels current at the date of signing this agreement) (after taking account of Taxation on the insurance proceeds but giving credit in calculating such Taxation for any tax relief realised) shall reduce pro tanto or extinguish the Warranty Claim.

9.             Double recovery

The Purchaser shall not be entitled to recover damages from the Seller more than once in respect of any one matter even if more than one Warranty is breached.

The Purchaser shall not be entitled to make any Warranty Claim in relation to matters taken into account in agreeing the reduction of the purchase price contained in the Heads of Terms dated 17/18 June 2003 to the purchase price as set out in the Extension to the Heads of Terms dated 7 August 2003, which matters (and, in some cases, the related amounts) include: the Dutch pensions holiday (EUR4,500,000), the understatement of Non-Dutch pension costs (EUR800,000), salary bonuses (EUR1,500,000), the release of inventory provision (EUR700,000), recurring/non recurring items, the loss of Sericol and Kappa ink contracts and the Robert Horne Pension Fund. This paragraph shall not preclude any Warranty Claim in respect of new information not taken into account in such price reduction.

SCHEDULE 24

PROTECTIVE COVENANTS

1             Seller’s Restrictive Covenants

1.1         Non-compete

The Seller covenants and undertakes with and for the benefit of the Purchaser and each PMD Group Company that neither the Seller nor any member of the Seller’s Group will during the Restricted Period:

(a)            carry on, or engage or become economically interested in any business which is of the same or similar type to and is in competition with any part of the paper merchanting business of any PMD Group Company, except for the ordinary course of business activities of an Existing Business (any such competing business, excluding an Existing Business, is referred to as a Competing Business);

(b)           other than in course of carrying on an Existing Business, in competition with any part of the paper merchanting business of any PMD Group Company, canvass or solicit the custom of any person, firm or company who has within 2 years prior to Completion been a customer of any PMD Group Company.

1.2         Acquisition of business

The restrictions in clause 1.1 shall not operate to prohibit the Seller or any member of the Seller’s Group from:

(a)            subject to paragraph 1.2(b) acquiring any business carrying on a business similar to an Existing Business as part of the aggregate business conducted; or

(b)            acquiring a business which includes a Competing Business provided that the Seller offers (or procures that the relevant member of the Seller’s Group offers) the Competing Business to the Purchaser on terms and conditions (including as regards the purchase price) equivalent to those under which the Seller or any member of the Seller’s Group acquired the entire business.

1.3         Preferred Supplier

Should the Seller acquire any Existing Business pursuant to clause 1.2(a), the Seller will offer the Purchaser the option to have such Existing Business included in the preferred supplier arrangements agreed under the Merchanting Agreement. Should such an offer be accepted by the Purchaser, the Seller and the Purchaser will use their best endeavours to agree the terms of a preferred supplier arrangement, provided that these terms shall neither be materially different from those contained in the Merchanting Agreement nor be economically less attractive to the Seller than the existing supplier arrangements at the acquired Existing Business.

1.4         Employment Restriction

Neither the Seller nor any member of the Seller’s Group will for 2 years following Completion induce or seek to induce any Restricted Employee to become employed (whether as employee, consultant or otherwise) by the Seller or any member of the Seller’s Group, whether or not such Restricted Employee would thereby commit a breach of his contract of service. However, this restriction shall not operate to prohibit the Seller or any member of the

Seller’s Group from placing an advertisement of a post available to a member of the public generally and recruiting a person through an employment agency, provided that neither the Seller nor any member of the Seller’s Group shall be permitted to encourage or advise such agency to approach any Restricted Employee.

1.5         Reasonableness of Restrictions

The Seller confirms that it has received independent legal advice relating to all the matters provided for in this agreement, including the provisions of this clause. The Seller agrees that the restrictions contained in this clause are no greater than are reasonable and necessary for the protection of the interest of the Purchaser, but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

2             Purchaser’s Restrictive Covenants

2.1         Restrictions on the Purchaser and members of the Purchaser’s Group

The Purchaser covenants and undertakes with and for the benefit of the Seller and each member of the Seller’s Group that neither the Purchaser nor any member of the Purchaser’s Group, will for a period of 2 years following Completion induce or seek to induce any employee of the Seller or any member of the Seller’s Group to become employed (whether as employee, consultant or otherwise) by the Purchaser or any member of the Purchaser’s Group, whether or not such employee would thereby commit a breach of his contract of service. However, this restriction shall not operate to prohibit the Purchaser or any member of the Purchaser’s Group from placing an advertisement of a post available to a member of the public generally and recruiting a person through an employment agency, provided that neither the Purchaser nor any member of the Purchaser’s Group shall be permitted to encourage or advise such agency to approach any such employee.

2.2         Access to people and information

Until the seventh anniversary of Completion, the Purchaser shall, and shall procure that the relevant member of the PMD Group Companies shall, make available to the Seller or any member of the Seller’s Group such persons and such information as the Seller or any member of the Seller’s Group may reasonably require for the purposes of matters relating to taxation, merger control or law (in particular in relation to Indemnities or Warranty Claims in relation thereto).

Until the seventh anniversary of Completion, the Seller shall, and shall procure that each member of the Seller’s Group shall, make available to the Purchaser or any member of the PMD Group Companies such persons and such information as the Purchaser or any member of the PMD Group Companies may reasonably require for the purposes of matters relating to taxation, merger control or law (in particular in relation to Indemnities or Warranty Claims in relation thereto).

3             Interpretation

The following terms shall have the following meanings respectively in this clause 3:

Existing Business means any business conducted by a member of the Seller’s Group in the 12 months preceding the date of this agreement where, by reference to the product assortments, the services and the types of customers, there is an overlap with the business of any PMD

Group Company provided that the parties agree that printers shall not constitute a customer of the Existing Business for the purpose of this definition;

Restricted Employee means any Relevant Employee who (a) has access to trade secrets or other confidential information of any PMD Group Company; (b) has participated in discussions relating to the transaction pursuant to this agreement; or (c) is a Senior Employee;

Restricted Period means 3 years commencing on Completion or such shorter period of time recognised by applicable law as being binding on the Seller or any member of the Seller’s Group or the Purchaser or any member of the Purchaser’s Group, as appropriate.

SCHEDULE 31

INTERPRETATION

(1)           Terms Defined:

In this agreement and the schedules hereto, where the context admits:

Acceding Purchaser has the meaning given to it in clause 20.1;

Acquired Rights Directive means Council Directive 2001/23EC of 12 March 2001 consolidating Directive 98/50/EC of 29 June 1998 which amended Directive 77/187/EEC;

Affiliate means in relation to any person, any subsidiary or direct or indirect holding company of that person and any other subsidiary of that holding company;

Agreed Capital Structure means the capital structure in the Agreed Form;

Agreed Form means, in relation to any document, such document in the terms or form agreed between the Seller and the Purchaser which has been initialled for the purpose of identification by the Seller and the Purchaser with such alterations as may be agreed in writing between the Seller and the Purchaser from time to time;

Amsterdam Lease Agreement means a lease agreement in the Agreed Form to take effect on Completion between Buhrmann Stafdiensten B.V. and an Affiliate of the Purchaser whereby office space on the first floor of the Centerpoint office building is leased to such Affiliate;

Approval has the meaning set out in clause 3.1(c);

Assets means the items in the schedule headed “Assets”;

Balance Sheet means the balance sheets as at the Relevant Accounts Date for the year ended on that date of the PMD Group Companies (including the combined balance sheet as at that date);

Bank Guarantee has the meaning set out in clause 4.6;

Base Amount has the meaning set out in clause 5.1(a);

Berni means Augusto Berni Carta Cancelleria A.B.C.C.D. S.p.A.;

BITE System means the ecommerce system known as BITE produced by Cap Gemini Ernst and Young Nederland B.V. (including all software in object code and source code format) whether produced under the “Framework Agreement Informatics Service” with Buhrmann Nederland B.V. dated 13 March 2001 or otherwise;

Breach has the meaning set out in clause 13.1(c)(i);

Buhrmann Group Finance Manual means the finance manual prepared by the Seller for the purpose of preparing the Relevant Accounts on the basis of each Group Company’s audited accounts, as annexed to this agreement in the Agreed Form;

Business means the business carried on by the PMD Group Companies;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in The Netherlands, London and Australia for normal business;

Business IPR means the Group IPR and the Shared IPR;

Business IPR Licences means licences and agreements (including all amendments, novations, supplements or replacements to those licences and agreements) granted in respect of Business IPR by or to the Seller’s Group and the PMD Group Companies;

Business IT means the computer systems, communications systems, software, hardware and databases used by the PMD Group Companies;

Cash means the cash held by the PMD Group Companies and included in the line item “Cash & Cash at Bank” in the schedule headed “Purchase Price Adjustment Statement”;

Claim means a claim for damages resulting from a breach of an obligation under this agreement, which includes a Warranty Claim;

Companies has the meaning set out in recital (A) and Company means any of them;

Competition Authorities has the meaning set out in the Conditions 3.1(b);

Competition Rule means Article 81(1) or 82 of the Treaty of Rome or any corresponding provisions under the domestic legislation of any jurisdiction;

Completion means completion of the sale and purchase of the Shares and the Assets in accordance with the clause headed “Completion”;

Completion Accounts means the Completion Balance Sheet and any supporting hyperion balance sheet schedules, insofar as relevant to to the preparation of the Completion Balance Sheet, to be prepared in accordance with the clause headed “Completion Accounts”;

Completion Balance Sheet means the balance sheet of the PMD Group drawn up in the form of and including the line items included in the schedule headed “Purchase Price Adjustment Statement” and prepared in accordance with the schedule headed “Policies for Preparation of the Completion Accounts”;

Completion Date means the date on which Completion is effected;

Conditions means the conditions (opschortende voorwaarden) to Completion of the sale and purchase of the Shares and the Assets set out in the clause headed “Conditions” and Condition means any of them;

Confidentiality Agreement means the confidentiality undertaking agreement dated 10 April, 2003 between the Seller and the Purchaser;

Consultancy Agreement means an agreement other than a contract of employment with a PMD Group Company pursuant to which an individual provides services (including any individual agency arrangement);

Consultant means an individual providing services to a PMD Group Company pursuant to a Consultancy Agreement on a fee which (if it were a full time consultancy) would be in excess of EUR120,000 per annum or local equivalent;

Damages Payment has the meaning set out in paragraph 7(a) of the schedule headed “Warranty Limits”;

Danish Partnership Agreement means the agreement in the Agreed Form to take effect on Completion between Corporate Express Europe B.V. and CC&CO. Holdings ApS whereby the parties establish a partnership for the distribution and/or delivery of office supplies, computer supplies and related services to customers in Denmark;

Data Room means the data room prepared by the Seller for the Purchaser located at The Atrium, Strawinskylaan 3051, Amsterdam, between 30 June 2003 and 18 July 2003 (inclusive) together with any subsequent agreed additions thereto, the contents of which are contained in the data room index in the Agreed Form;

Debt means any inter-company or third party financial indebtedness, other than indebtedness owed by any PMD Group Company to another PMD Group Company, which is included in the line item headed “Debt” in the schedule headed “Purchase Price Adjustment Statement”;

Deferred Consideration means the amount (if any) calculated in accordance with the clause headed “Deferred Consideration”;

Deferred Consideration Period means the calendar year from the Latest Relevant Accounts Date until 31 December 2003;

Deferred Consideration Statement means the statement to be prepared by the Purchaser in accordance with the clause headed “Deferred Consideration”;

Disclosure Letter means the letter of the same date as this agreement from the Seller to the Purchaser disclosing information constituting exceptions to the Warranties;

Draft Completion Accounts has the meaning set out in clause 6.1(b);

Draft Deferred Consideration Statement has the meaning set out in clause 7.1

Due Diligence Investigation has the meaning set out in clause 10.1;

EBITA means the combined earnings before exceptional items, interest, taxation, amortisation and impairment of goodwill of the PMD Group Companies calculated in accordance with the clause headed “Deferred Consideration Statement” and set out in the Deferred Consideration Statement;

EBITDA means operating result before exceptional items, depreciation of tangible fixed assets, amortisation and impairment of goodwill, interest and taxation;

Encumbrance means any claim, charge, mortgage, pledge, fees, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party rights or security in interest of any kind or agreement to create any of the foregoing;

Environment means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by these media, including man and his property;

Environmental Law means all European Union, national, federal, provincial, state or local statutes, the common law, codes of law (having legal effect), regulations, statutory guidance notes and final and binding court and other tribunal decisions of any relevant jurisdiction in force in the relevant jurisdiction at Completion concerning:

(i)            protection, or pollution of, or compensation of damage or harm to, the Environment; and/or

(ii)           emissions, discharges, or releases of Hazardous Substances into, or the presence in, the Environment, or the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances; and/or

(iii)          workers’ health and safety,

and all bye-laws, codes, regulations, decrees or orders issued or promulgated or approved thereunder or in connection therewith;

Estimated Purchase Price has the meaning set out in clause 5.2;

Excess Recovery has the meaning set out in paragraph 7(d) of the schedule headed “Warranty Limits”;

Expresso means Expresso Paper Platform B.V.;

Excluded Assets has the meaning set out in clause 2.3;

Evelyn Street Property means the Property marked with a “*” in the schedule headed “Properties”;

GAAP means generally accepted accounting principles and practices in The Netherlands;

Governmental Body means any: (a) nation, country, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multinational organisation or body; or (e) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature;

Group means, in relation to any person, such person and its Affiliates;

Group IPR means all rights in and to Intellectual Property owned by the Seller’s Group and/or the PMD Group Companies, and used exclusively in the Business;

Hazardous Substances means any wastes, pollutants, contaminants and any other natural or artificial substance of any nature whatsoever (whether in the form of a solid, liquid, gas or vapour, alone or in combination with any other substance) which is capable of causing harm or damage to the Environment or a nuisance to any person;

Hyperion System means the accounting systems known as the Hyperion Model that is currently used by the Seller including in relation to the PMD Group Companies;

IBM Licensing Agreement means the trademark license agreement entered into between International Business Machines Corporation and the Seller with an effective date of 1 April 1998 as amended by three amendment agreements entered into between International Business Machines Corporation and the Seller;

Indemnified Parties has the meaning set out in the clause headed “Specific Indemnities”;

Indemnities means the indemnities set out in the clause headed “Specific Indemnities”;

Indemnity Sum shall have the meaning set out in clause 21.2;

Independent Accountants means such firm of chartered accountants (registeraccountants)] as may be appointed under the clause headed “Independent Accountants”;

Indirect Seller means the companies listed in the schedule headed “Indirect Sellers”;

Inquiry shall have the meaning set out in clause 13.1(c)(i);

Intellectual Property means trade marks, domain names, get-up, logos, patents, design rights, copyrights, database rights and all other similar rights in any part of the world (including Know-How) including any registration of such rights or applications and rights to apply for such registrations;

Intellectual Property Licence Agreement means the licence in the Agreed Form to take effect on Completion between the Seller and the Purchaser whereby the Seller licenses or procures the license to the Purchaser of Intellectual Property rights and interests owned by the Seller and/or the Seller’s Group and used on a non-exclusive basis in the Business;

Intellectual Property Assignment means the agreement in the Agreed Form to take effect on Completion effecting the assignment of the Business IPR owned by the Seller’s Group and used exclusively in the Business (but excluding any Registered Group IPR);

IT Services Assignment Agreement means the agreement in the Agreed Form to take effect on Completion whereby Buhrmann Stafdiensten B.V. and other members of the Seller’s Group agree to assign to Buhrmann Shared Services B.V. the rights, title, interests and obligations of Buhrmann Stafdiensten B.V. which arise under an agreement dated 1 January 2002 for the provision of IT services;

Know-How means confidential and proprietary industrial and commercial information and techniques in any form including, without limitation, drawings, formulas, test results, reports, instruction and training manuals, market forecasts and particulars of customers and suppliers;

Latest Relevant Accounts means the Relevant Accounts of each PMD Group Company for the twelve month period ending on the Latest Relevant Accounts Date;

Latest Relevant Accountants Date means 31 December 2002;

Leverage Ratio means Net Debt at the end of the financial quarter which ends prior to or on the first anniversary of the Completion Date, divided by EBITDA for the Seller for the preceding 12 month period;

Local Transfer Documents means such agreements, transfers, conveyances, notarial deeds and other documents (subject to the relevant local law and otherwise as may be agreed between the Seller and the Purchaser) to implement the transfer of (i) the Shares or (ii) the Assets on Completion or (iii) the Surplus Properties, whether before or after Completion;

Long Stop Date means 17 June 2004;

Losses means all losses, liabilities, fines, penalties, damages, costs (including without limitation legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

Management Accounts means the unaudited management accounts relating to each PMD Group Company for any period or drawn up as at any date since the Latest Relevant Accounts Date (the Relevant Management Accounts Date) and initialled by the parties as in the Agreed Form;

Management Services Termination Agreement means the agreement in Agreed Form to take effect on Completion whereby Buhrmann Stafdiensten B.V. and other members of the Seller’s Group agree to terminate all versions of the management services agreements that exist between them;

Merchanting Agreement means an agreement in the Agreed Form to take effect on Completion between the Seller, Corporate Express Europe B.V. and the Purchaser in relation to the ongoing relationship between the Seller’s Group and the Purchaser’s Group;

Microsoft Agreement means the licences granted pursuant to the Microsoft Select Agreement (ref 52S50349) between Buhrmann N.V. and Microsoft Ireland Operations Limited dated 2 July 2002;

Net Asset Value means the value of the net assets of the PMD Group Companies calculated in accordance with the calculation set out in the schedule headed “Purchase Price Adjustment Statement”;

Net Debt means in respect of the Seller’s Group, their long term liabilities plus loans plus amounts outstanding to credit institutions minus cash and deposits;

Netstat Agreement means the agreement between Buhrmann N.V. and Nedstat B.V. dated 23 August 2001;

Notary means a civil law notary (notaris) of Loyens & Loeff, Amsterdam;

NCL means any item included in the items identified as “non-current liabilities” in the schedule headed “Purchase Price Adjustment Statement”;

Oracle Agreement means the licence agreement between Corporate Express Inc. and Oracle Corporation dated 30 May 2003;

Party shall have the meaning set out in clause 21.2;

PMD Group Companies means the Companies and the Subsidiaries and PMD Group shall be construed accordingly;

Procedure has the meaning set out in clause 13.1(c)(iii);

Proceedings shall have the meaning set out in paragraph 10.3.1 in the schedule headed “Warranties”;

Properties means the freehold and leasehold properties, details of which are set out in the schedules headed “Properties” and “Third Party Agreements” and includes each and every part of them and Property means any one of them;

Providing Party has the meaning set out in clause 7.2(a);

Purchase Price means the total price (taking account of any adjustments or further amount payable following Completion) payable by the Purchaser to the Seller in respect of the Shares and the Assets under this agreement;

Purchaser means PaperlinX Limited and includes all Acceding Purchasers to the extent of the Relevant Shares and/or Assets (as defined in the Deed of Adherence);

Purchaser’s Accountants means Ernst & Young of Becket House, 1 Lambert Palace Road, London SE1 7EU or such other accountants as the Purchaser may engage in relation to this agreement;

Purchaser’s Group means the Purchaser and its Affiliates;

Purchaser’s Lawyers means Linklaters of One Silk Street, London EC2Y 8HQ and Purchaser’s Dutch Lawyers means Loyens & Loeff of Fred. Roeskestraat 100, 1076 ED Amsterdam;

Registered Group IPR means the Group IPR as is registered or the subject of an application for registration with any patent, domain name, trade mark or other intellectual property registry anywhere in the world;

Relevant Accounts means the Hyperion accounts of each PMD Group Company, and the combined Hyperion accounts of the PMD Group, in each case for the twelve month period ending on a Relevant Accounts Date and initialled by the parties as in the Agreed Form;

Relevant Accounts Date means 31 December 2000, 31 December 2001 and 31 December 2002 respectively;

Relevant Employees means those employees of the PMD Group Companies or a member of the Seller’s Group who are as at the date of this agreement engaged in the Business (other than any specifically excluded by agreement with the Purchaser);

Receiving Party has the meaning set out in clause 7.2(a);

Reorganisation means the transactions described in the Reorganisation Steps Plan;

Reorganisation Companies means any party to the Reorganisation;

Reorganisation Steps Plan means the plan in Agreed Form to effect the Reorganisation;

Retirement Benefit Arrangements means the benefit schemes or arrangements (other than state or mandatory social security arrangements or mandatory collective bargaining arrangements or mandatory industry wide arrangements) in respect of Relevant Employees operated by the PMD Group Companies or in which a PMD Group Company participates which are in force at Completion and which provide benefits on retirement, ill-health or injury, death, voluntary withdrawal from or involuntary termination of employment and post-retirement medical benefits as listed in the schedule headed “Retirement Benefit Arrangements”;

Rhosili means Rhosili Amsterdam C.V.;

Ruling Exchange Rate means the exchange rate of the European Central Bank’s daily closing mid-rates (as downloaded from Reuters);

Securitisation means the EUR800,000,000 (eight hundred million) Asset-Backed Euro Medium Term Programme and all series issued thereunder and Securitisation Programme relating to the trade receivables of a PMD Group Company;

Securitisation Amendment Documents means the documents effecting the Securitisation Release to take effect on Completion;

Securitisation Programme means the Seller’s securitisation programme, established in September 2000 for the securitisation of receivables arising from contracts for the sale and supply of paper, office products and related services to which those PMD Group Companies listed in paragraph 8 of the schedule headed “Approvals” are parties;

Securitisation Release means the repurchase by each PMD Group Company of any trade receivables that are the subject of the Securitisation and the release of each such PMD Group Company from all liabilities and obligations arising out of the Securitisation which shall be conditional on and become effective on Completion;

Seller means Buhrmann N.V.;

Seller’s Accountants means PricewaterhouseCoopers of Amsterdam, Prins Bernhardplein 200 or such other accountants as the Seller may engage in relation to this agreement;

Seller’s Accountants Audit Letter means the letter of engagement of the Seller’s Accountants in the Agreed Form;

Seller’s Group means the Seller, the Indirect Sellers and any and all of their Affiliates but excluding the PMD Group Companies;

Seller’s Lawyers means Allen & Overy of Apollolaan 15, 1077 AB Amsterdam, The Netherlands;

Senior Employee means (i) each member of the PMD Group head office management team based in Amsterdam; (ii) each managing director of each PMD Group Company; and (iii) each employee employed or engaged in relation to the PMD Group on an annual base salary (on the basis of full-time employment) in excess of EUR120,000 or local equivalent;

Shared IPR means all rights in and to Intellectual Property owned by the Seller’s Group and/or the PMD Group Companies, and used on a non-exclusive basis in the Business;

Shares means all the issued ordinary shares and all the issued preference shares in the capital of the Companies identified as owned by the Seller’s group in the schedule headed “The Companies”;

Standard Hyperion Reports means the financial reports of the PMD Group set out in the schedule headed “Policies for Preparation of the Completion Accounts” prepared using the Hyperion System;

Subsidiaries means all the companies mentioned in the schedule headed “The Subsidiaries of the Companies” and Subsidiary means any of them;

Surplus Properties means the properties, details of which are set out in the schedule headed “Surplus Properties” and includes each and every part of them;

Surplus Property Approval means all licences, consents or approvals necessary to transfer a Surplus Property;

Taxation or Tax means all forms of taxation, whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value, any Transaction or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties (including, without limitation, all transfer and registration taxes and capital duties, contributions, rates and levies (including, without limitation, social security contributions and any other payroll taxes)), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person and in respect of any person and all penalties, surcharges, charges, costs and interest relating thereto (save to the extent such penalties, surcharges, charges, costs or interest are attributable to unreasonable delay by the Purchaser);

Tax Authority means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

Taxation Benefit means any Taxation benefit or advantage including any loss, relief, allowance, exemption, set-off, deduction, reduction, postponement, roll-over, hold-over, repayment or credit available in respect of any Taxation or in the computation of any liability to Taxation;

Tax Covenant has the meaning given to it in the schedule headed “Tax Covenant”;

Third Party Claim has the meaning set out in paragraph 5 of the schedule headed “Warranty Limits”;

Tax Return means any return, declaration, claim for refund, or information return or statement relating to Taxation, including any schedule or attachment thereto;

Third Party Costs means any fees, commissions, costs, expenses and disbursements incurred by or on behalf of a party and payable to a third party (including, without limitation, advisory fees payable for legal, accounting and financial advice, broking and underwriting fees and commissions, travel, accommodation and other out-of-pocket costs and expenses) in connection with the negotiation, financing, entering into and completion of this agreement and other documentation in relation thereto;

Third Party Sum has the meaning set out in paragraph 7(b) of the schedule headed “Warranty Limits”;

Transaction means any transaction, circumstance, act, event or omission of whatever nature and includes without limitation, any change in the residence of any person for Tax purposes;

Transitional Services Agreement means the agreement in the Agreed Form to take effect on Completion whereby the Seller will provide or procure the provision of certain services to the PMD Group Companies;

Warranty Claim means a claim by the Purchaser for any breach or alleged breach of any of the Warranties;

Warranties means the representations and warranties made by the Seller contained in the schedule headed “Warranties”;

Webmethods Agreements means the licence agreement (together with all relevant addenda) between Corporate Express Inc. and Webmethods Inc. dated 30 August 2000 together with the professional services agreements between Corporate Express Inc. and Webmethods Inc dated August 2000;

Winpac shall have the meaning set out in clause 1.1 of the schedule headed “Approvals”.

(2)           Any express or implied reference to an enactment (which includes any legislation in any jurisdiction) includes references to:

(a)           that enactment as amended, extended or applied by or under any other enactment before or after the date of this agreement;

(b)           any enactment which that enactment re-enacts (with or without modification); and

(c)           any subordinate legislation (including regulations) made (before or after signature of this agreement) under that enactment, as re-enacted, amended, extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above.

(3)           In this agreement references to a natural person include his estate and personal representatives.

(4)           References to a company shall be construed so as to include any company, corporation or other body corporate or other legal entity, wherever and however incorporated or established.

(5)           For the purposes of this agreement, a company is a subsidiary of another company, its holding company, if that other company:

(a)           holds a majority of the voting rights in it; or

(b)           has the right, either alone or pursuant to an agreement with other shareholders or members, to appoint or remove a majority of its management board or its supervisory board (if any); or

(c)           is a shareholder or member of it and controls alone or together with other persons, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it,

or if it is a subsidiary of a company which is itself a subsidiary of that other company.

(6)           For the purposes of this agreement, a company is a wholly-owned subsidiary of another company if it has no members except that other and that other’s wholly-owned subsidiaries.

(7)           References to a person shall be construed so as to include any individual, firm, company, government, governmental authority, tax authority, state or agency of a state or any joint venture, association, partnership (whether or not having separate legal personality).

(8)           An action taken by a person will be deemed to have been taken in the ordinary course of business only where such action is consistent with the past practices (if any) of such person and is taken in the ordinary course of the normal day-to-day operations of such person.

(9)           Where any obligation is qualified or phrased by reference to use reasonable endeavours, best efforts or wording of a similar nature, it means the efforts that a person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible and, regard shall be had, among other factors, to (i) the price, financial interest and other terms of the obligation; (ii) the degree of risk normally involved in achieving the expected result; and (iii) the ability of an unrelated person to influence the performance of the obligation.

(10)         The singular shall include the plural and vice versa and references to words importing one gender will include both genders.  Notwithstanding the clause headed “Language”, where in this agreement a Dutch term is given in italics or in italics and in brackets after an English term and there is any inconsistency between the Dutch and the English, the meaning of the Dutch term shall prevail.

(11)         All submissions made, notice given or documents produced pursuant to or in connection with this agreement shall be made in English.

(12)         References to any Dutch legal term shall, in respect of any jurisdiction other than the Netherlands, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.